                                                                    EXHIBIT 10.1

================================================================================



                                  $40,000,000

                                CREDIT AGREEMENT


                           DATED AS OF JULY 28, 1998


                                     AMONG


                     BRISTOL HOTEL MANAGEMENT CORPORATION,
                            BRISTOL MANAGEMENT, L.P.
                              BHMC GENPAR, L.L.C.
                              BHMC LIMPAR, L.L.C.
                          BRISTOL HOTEL TENANT COMPANY
                       BRISTOL HOSPITALITY TENANT COMPANY
                         BRISTOL LODGING TENANT COMPANY
                        BRISTOL SALT LAKE TENANT COMPANY
                                 AS BORROWERS,

                            BRISTOL HOTELS & RESORTS
                                 AS GUARANTOR,

                           THE LENDERS LISTED HEREIN,
                                  AS LENDERS,

                                      AND

                             BANKERS TRUST COMPANY,
                  AS ARRANGING AGENT AND ADMINISTRATIVE AGENT



================================================================================

                                                              (Credit Agreement)

                                CREDIT AGREEMENT

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
SECTION 1.            DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.1          Certain Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2          Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement  . . . . . .  29
         1.3          Other Definitional Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 2.            AMOUNTS AND TERMS OF COMMITMENTS AND LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         2.1          Commitments; Making of Loans; the Register; Notes   . . . . . . . . . . . . . . . . . . . . . .  29
         2.2          Interest on the Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         2.3          Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         2.4          Prepayments and Reductions in Commitments of Revolving Loans; General Provisions Regarding
                      Payments; Termination of Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         2.5          Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         2.6          Special Provisions Governing LIBOR Rate Loans   . . . . . . . . . . . . . . . . . . . . . . . .  40
         2.7          Increased Costs; Taxes; Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         2.8          Obligation of Lenders and Issuing Lenders to Mitigate   . . . . . . . . . . . . . . . . . . . .  48

SECTION 3.  LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         3.1          Issuance of Letters of Credit and Lenders' Purchase of Participations Therein   . . . . . . . .  48
         3.2          Standby Letter of Credit Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         3.3          Drawings and Reimbursement of Amounts Drawn Under Letters of Credit.  . . . . . . . . . . . . .  53
         3.4          Obligations Absolute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         3.5          Indemnification; Nature of Issuing Lenders' Duties  . . . . . . . . . . . . . . . . . . . . . .  56
         3.6          Increased Costs and Taxes Relating to Letters of Credit   . . . . . . . . . . . . . . . . . . .  57

SECTION 4.  CONDITIONS TO LOANS AND LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         4.1          Conditions to Initial Revolving Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         4.2          Conditions to All Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         4.3          Conditions to Letters of Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

SECTION 5.            BORROWERS' REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         5.1          Organization, Powers, Qualification, Good Standing, Business and Subsidiaries   . . . . . . . .  67
         5.2          Authorization of Borrowing, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68





                                        (i)                   (Credit Agreement)

                                                                                                                     PAGE
                                                                                                                     ----
         5.3          Financial Condition; Contingent Obligations   . . . . . . . . . . . . . . . . . . . . . . . . .  69
         5.4          No Material Adverse Change; No Restricted Junior Payments   . . . . . . . . . . . . . . . . . .  70
         5.5          Title to Properties; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         5.6          Litigation; Adverse Facts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         5.7          Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         5.8          Performance of Agreements; Materially Adverse Agreements; Material Contracts  . . . . . . . . .  71
         5.9          Governmental Regulation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         5.10         Securities Activities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         5.11         Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         5.12         Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         5.13         Environmental Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         5.14         Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         5.15         Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         5.16         Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         5.17         Cash Management System  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         5.18         Year 2000 Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

SECTION 6.  BORROWERS' AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         6.1          Financial Statements and Other Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         6.2          Corporate Existence, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         6.3          Payment of Taxes and Claims; Tax Consolidation  . . . . . . . . . . . . . . . . . . . . . . . .  82
         6.4          Maintenance of Properties; Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         6.5          Inspection; Lender Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         6.6          Compliance with Laws, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         6.7          Environmental Disclosure and Inspection   . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         6.8          Borrowers' Remedial Action Regarding Hazardous Materials  . . . . . . . . . . . . . . . . . . .  86
         6.9          Execution of Guaranty and Collateral Documents by Future Subsidiaries   . . . . . . . . . . . .  86
         6.10         Use of Proceeds to Increase Total Liquid Net Worth  . . . . . . . . . . . . . . . . . . . . . .  88
         6.11         Cash Management System  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
         6.12         Year 2000 Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91

SECTION 7.  BORROWERS' NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
         7.1          Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
         7.2          Liens and Related Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         7.3          Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
         7.4          Contingent Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
         7.5          Restricted Junior Payments; Certain Other Payments  . . . . . . . . . . . . . . . . . . . . . .  96
         7.6          Financial Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         7.7          Restriction on Fundamental Changes; Asset Sales and Acquisitions.   . . . . . . . . . . . . . .  97
         7.8          Acquisition of Other Lease and Management Agreements  . . . . . . . . . . . . . . . . . . . . .  98
         7.9          Fiscal Year   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98





                                     (ii)                    (Credit Agreement)

                                                                                                                     PAGE
                                                                                                                     ----
         7.10         Sales and Lease-Backs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
         7.11         Sale or Discount of Receivables   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
         7.12         Transactions with Shareholders and Affiliates   . . . . . . . . . . . . . . . . . . . . . . . .  99
         7.13         Disposal of Subsidiary Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
         7.14         Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
         7.15         Amendments of Documents Relating Management Contracts, Leases, and the Master Hotel
                      Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100


SECTION 8.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
         8.1          Failure to Make Payments When Due   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
         8.2          Default in Other Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
         8.3          Breach of Certain Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
         8.4          Breach of Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
         8.5          Other Defaults Under Loan Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
         8.6          Involuntary Bankruptcy; Appointment of Receiver, etc.   . . . . . . . . . . . . . . . . . . . . 102
         8.7          Voluntary Bankruptcy; Appointment of Receiver, etc.   . . . . . . . . . . . . . . . . . . . . . 103
         8.8          Judgments and Attachments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
         8.9          Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
         8.10         Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
         8.11         Change in Control   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
         8.12         Invalidity of Any Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
         8.13         Failure of Security.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104

SECTION 9.  ADMINISTRATIVE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
         9.1          Appointment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
         9.2          Powers and Duties; General Immunity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
         9.3          Representations and Warranties; No Responsibility For Appraisal of Creditworthiness   . . . . . 108
         9.4          Right to Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
         9.5          Successor Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
         9.6          Collateral Documents and Guaranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
         9.7          Payee of Note Treated as Owner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110

SECTION 10.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
         10.1         Assignments and Participations in Loans and Letters of Credit   . . . . . . . . . . . . . . . . 111
         10.2         Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
         10.3         Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114
         10.4         Set-Off; Security Interest in Deposit Accounts  . . . . . . . . . . . . . . . . . . . . . . . . 117
         10.5         Ratable Sharing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 117
         10.6         Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 118
         10.7         Independence of Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 119
         10.8         Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 120





                                    (iii)                     (Credit Agreement)

                                                                                                                     PAGE
                                                                                                                     ----
         10.9         Survival of Representations, Warranties and Agreements  . . . . . . . . . . . . . . . . . . . . 120
         10.10        Failure or Indulgence Not Waiver; Remedies Cumulative   . . . . . . . . . . . . . . . . . . . . 120
         10.11        Marshalling; Payments Set Aside   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 120
         10.12        Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 121
         10.13        Obligations Several; Independent Nature of Lenders' Rights  . . . . . . . . . . . . . . . . . . 121
         10.14        Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 121
         10.15        Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 121
         10.16        Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 122
         10.17        Consent to Jurisdiction and Service of Process  . . . . . . . . . . . . . . . . . . . . . . . . 122
         10.18        Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 122
         10.19        Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 123
         10.20        Counterparts; Effectiveness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 123

         Signature pages                                                                                              S-1





                                     (iv)                     (Credit Agreement)

                                    EXHIBITS


I                FORM OF NOTICE OF BORROWING
II               FORM OF NOTICE OF CONVERSION/CONTINUATION
III              FORM OF REQUEST FOR ISSUANCE OF STANDBY LETTER OF CREDIT
IV               FORM OF REVOLVING NOTE
V                FORM OF COMPLIANCE CERTIFICATE
VI               FORM OF ENVIRONMENTAL INDEMNITY
VII              FORMS OF OPINIONS OF BORROWERS' COUNSEL
VIII             FORM OF OPINION OF O'MELVENY & MYERS LLP
IX               FORMS OF OPINIONS OF LOCAL AND FOREIGN COUNSEL
X                FORM OF ASSIGNMENT AGREEMENT
XI               [Reserved]
XII              FORM OF CERTIFICATE RE NON-BANK STATUS
XIII             FORM OF COLLATERAL ACCOUNT AGREEMENT
XIV              FORM OF PLEDGE AND SECURITY AGREEMENT
XV               FORM OF GUARANTY
XVI              FORM OF TRADEMARK SECURITY AGREEMENT
XVII             FORM OF LEASEHOLD MORTGAGE AND ASSIGNMENT OF RENTS
XVIII            FORM OF AGREEMENT REGARDING LIQUOR LEASES, SERVICING
                 AGREEMENTS AND LIQUOR LICENSES
XIX              FORM OF COMFORT LETTER
XX               FELCOR RECOGNITION AGREEMENT
XXI              FORM OF STANDBY LETTER OF CREDIT
XXII             FORM OF CASH MANAGEMENT LETTER
XXIII            FORM OF CANADIAN STOCK PLEDGE AGREEMENT





                                     (v)                      (Credit Agreement)

                                   SCHEDULES



2.1              LENDERS' COMMITMENTS AND PRO RATA SHARES
4.1B             CAPITAL AND OWNERSHIP STRUCTURE
4.1N             SCHEDULE OF LEASES WITHOUT CONSENT TO MORTGAGE
4.1R             FRANCHISE AGREEMENTS
4.1S             GROUND LEASES
5.1              SUBSIDIARIES OF BRISTOL HOTELS & RESORTS
5.3B             CONTINGENT OBLIGATIONS
5.5              REAL PROPERTY ASSETS
5.6              LITIGATION
5.12             CERTAIN FEES
5.17             CASH MANAGEMENT SYSTEM
5.13             ENVIRONMENTAL MATTERS
7.3              CERTAIN EXISTING INVESTMENTS
7.12             INTERESTED TRANSACTIONS





                                     (vi)                     (Credit Agreement)

                                CREDIT AGREEMENT


                 This CREDIT AGREEMENT is dated as of July 28, 1998 and entered into by and among BRISTOL HOTEL MANAGEMENT CORPORATION, a Delaware corporation, BRISTOL MANAGEMENT, L.P., a Texas limited partnership, BHMC GENPAR, L.L.C., a Delaware limited liability company, BHMC LIMPAR, L.L.C., a Delaware limited liability company, BRISTOL HOTEL TENANT COMPANY, a Delaware corporation, BRISTOL HOSPITALITY TENANT COMPANY, a Delaware corporation, BRISTOL LODGING TENANT COMPANY, a Delaware corporation and BRISTOL SALT LAKE TENANT COMPANY, a Delaware corporation (referred to herein individually as a "BORROWER" and collectively as "BORROWERS"), BRISTOL HOTELS & RESORTS, a Delaware corporation, as a guarantor ("BHR"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (referred to herein individually as a "LENDER" and collectively as "LENDERS"), and BANKERS TRUST COMPANY, as sole arranging agent (in such capacity, "ARRANGING AGENT") and as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT").


                                R E C I T A L S

                 WHEREAS, Borrowers desire that Lenders extend certain credit facilities, the proceeds of which will be used to provide (i) financing for working capital and general corporate purposes, including acquisition of management contracts and leases, and (ii) Standby Letters of Credit issued (x) for the benefit of the owners of the Hotels (as defined in the Master Hotel Agreement) that are directly or indirectly controlled by FELCOR SUITE HOTELS, INC., a Maryland corporation ("FELCOR") or FELCOR SUITES LIMITED PARTNERSHIP, a Delaware limited partnership ("FELCOR, LP") for the purpose of meeting the requirements of Paragraph 5 of the Master Hotel Agreement or (y) for the benefit of Other Lessors for the purpose of meeting the requirements of an agreement between any such Other Lessor and BHR or one of its Subsidiaries substantially in the same form as the Master Hotel Agreement or otherwise as approved by the Administrative Agent, such approval not to be unreasonably withheld (the purposes set forth in clauses (x) and (y) being, collectively, the "L/C PURPOSES");

                 WHEREAS, Lenders have agreed to extend such credit facilities to Borrowers;

                 WHEREAS, Borrowers choose to secure all of the Obligations hereunder and the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a first priority pledge of all of the capital stock of each of Borrowers' Domestic Subsidiaries and a pledge of sixty-six percent (66%) of the capital stock of each of Borrowers' direct and indirect Foreign Subsidiaries;

                 WHEREAS, Borrowers' parent company, BHR, and all of the Domestic Subsidiaries of Borrowers have agreed to guaranty the obligations hereunder and under the other Loan Documents, and BHR and each Domestic Subsidiary has agreed to secure its guaranties by granting to Administrative Agent a first priority pledge of all of the capital stock and other equity interests of each of their respective Domestic Subsidiaries and a pledge of sixty-six percent (66%) of the capital stock of each of their respective Foreign Subsidiaries.

                 NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, BHR, Borrowers, Lenders and Administrative Agent agree as follows:

SECTION 1.       DEFINITIONS

1.1      CERTAIN DEFINED TERMS.

                 The following terms used in this Agreement shall have the following meanings:

                 "ACQUISITION EXPENDITURES" means expenditures made by Borrowers for the purpose of acquiring hotel management contracts or leases on hotels.

                 "ADJUSTED LIBOR RATE" means, for any Interest Rate Determination Date with respect to a LIBOR Rate Loan, the rate per annum obtained by dividing (i) the LIBOR offered rate for deposits with maturities comparable to the Interest Period for which such Adjusted LIBOR Rate will apply as of approximately 11:00 A.M. (London time) on such Interest Rate Determination Date as set forth on Telerate Page 3750 (or such other comparable page as may, in the opinion of the Agent, replace such page for the purpose of displaying such rate) by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

                 "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to Section 9.5.

                 "AFFECTED LENDER" has the meaning assigned to that term in
Section 2.6C.

                 "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

                 "AFFILIATE PLEDGOR" means the Borrowers, BHR and each Subsidiary of BHR that is a party to the Pledge and Security Agreement.

                 "AGREEMENT" means this Credit Agreement dated as of July 28, 1998, as it may be amended, supplemented or otherwise modified from time to time.

                 "APPLICABLE LAWS" means, collectively, all statutes, laws, rules, regulations, ordinances, orders, decisions, writs, judgments, decrees and injunctions of governmental authorities (including Environmental Laws) affecting any Borrower, any other Loan Party or the Collateral or any part thereof (including the acquisition, development, construction, renovation, occupancy, use, improvement, alteration, management, operation, maintenance, repair or restoration thereof), whether now or hereafter enacted and in force, and all authorizations relating thereto, and all covenants, conditions and restrictions contained in any instruments of record at any time in force directly affecting any Real Property Asset or any part thereof, including any such covenants, conditions and restrictions which may (i) require improvements, repairs or alterations in or to such Real Property Asset or any part thereof or
(ii) in any way limit the use and enjoyment thereof; for purposes of usury, Applicable Laws means the law of the State of New York applicable to maximum rates of interest.

                 "ARRANGING AGENT" means Bankers Trust Company, as arranging agent of the credit facilities described herein.

                 "ASSET SALE" means the sale by Borrowers, BHR or any of their Subsidiaries to any Person other than Borrowers, BHR or any of their wholly-owned Subsidiaries of (i) any of the stock of any of Borrowers or of any of the Subsidiaries of BHR or Borrowers (other than through the issuance of new shares of stock in exchange for payment of Cash), (ii) substantially all of the assets of any division or line of business of BHR, Borrowers or any of their Subsidiaries, or (iii) any other assets (whether tangible or intangible) of BHR, Borrowers or any of their Subsidiaries (other than (a) inventory and obsolete FF&E sold in the ordinary course of business and (b) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $50,000 or less).

                 "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit X annexed hereto.

                 "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                 "BASE RATE" means, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

                 "BHR" has the meaning set forth in the introduction to this Agreement.

                 "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in Section 2.2A.

                 "BASS" means Bass p.l.c., an English public limited company.

                 "BASS GROUP" means Bass and its Affiliates, collectively.

                 "BORROWER" and "BORROWERS" have the meaning assigned to those terms in the introduction to this Agreement.

                 "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                 "CANADIAN STOCK PLEDGE AGREEMENT" means the Canadian Stock Pledge Agreement, executed and delivered by BHR on the Closing Date, substantially in the form of Exhibit XXIII hereto, as such Canadian Stock Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

                 "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                 "CAPITAL STOCK" means, with respect to any Person, any capital stock or partnership, limited liability company or joint venture interests of such Person and any shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into any of the foregoing), warrants or options to purchase any of the foregoing.

                 "CASH" means money, currency or a credit balance in a Deposit Account.

                 "CASH EQUIVALENTS" means, as at any date of determination, (a) marketable securities (1) issued or directly and unconditionally guaranteed as to interest and principal by the Government of the United States of America or
(2) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Services ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (1) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (1) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (2) has net assets of not less than $500,000,000, and (3) has the highest rating obtainable from either S&P or Moody's for funds of such type.

                 "CASH MANAGEMENT LETTERS" means (i) each letter agreement with respect to the Local Accounts among the applicable Loan Parties, the financial institutions at which Deposit Accounts are located pursuant to the Cash Management System and the Administrative Agent, in each case substantially in the form of Exhibit XXII annexed hereto with such changes as are acceptable to the Administrative Agent, (ii) the Cash Manager Cash Management Agreements, and
(iii) all other agreements with or directions to the financial institutions at which Deposit Accounts are located satisfactory to the Administrative Agent, in either case pursuant to which, in accordance with Section 6.11, such financial institutions are to direct funds from such Deposit Accounts to the Concentration Account.

                 "CASH MANAGEMENT SYSTEM" means the system of Deposit Accounts of Loan Parties and their Subsidiaries pursuant to which all Receipts of Loan Parties and their Subsidiaries are collected and distributed, all as described in Schedule 5.17 annexed hereto, as it may be modified from time to time in accordance with the terms hereof.

                 "CASH MANAGER" means Bank One, Texas, N.A., or any successor thereto approved by the Administrative Agent in its sole discretion.

                 "CASH MANAGER CASH MANAGEMENT AGREEMENT" means the letter agreement among the Cash Manager, the Administrative Agent, and the Borrowers delivered to the Administrative Agent pursuant to Section 4.1G(vii) with respect to the Concentration Account.

                 "CERTIFICATE RE NON-BANK STATUS" means a certificate substantially in the form of Exhibit XII annexed hereto delivered by a Lender to Administrative Agent pursuant to Section 2.7B(iii).

                 "CHANGE OF CONTROL" means:

                 (1) United/Harvey Holdings, its Mirror Entities (as defined below) and the management owners of BHR, as a group (collectively, the "CORE GROUP"), and Bass and its Affiliates, as a group (collectively, the "BASS GROUP"), shall cease to maintain legal and beneficial ownership of 50.0% and 50.0%, respectively, of the number of shares of Common Stock of BHR ("COMMON STOCK") which the Core Group or the Bass Group, as the case may be, own on the Closing Date; (2) on or before the third anniversary of the Closing Date, (A) none of the Hampstead Principals shall be a member of the board of directors of BHR or (B) a majority of the board of directors of BHR shall not consist of (w) the Hampstead Principals, (x) members of the senior management of BHR or Hampstead, (y) representatives of the limited partners of United/Harvey Holdings or its Mirror Entities, or (z) representatives of the Bass Group; (3) on or before the third Anniversary, any two of the Hampstead Principals do not control, directly or indirectly, each of United/Harvey Holdings and its Mirror Entities; (4) on or before the third anniversary of the Closing Date the Hampstead Principals cease to own at least 80% of the beneficial interests in United/Harvey Holdings and its Mirror Entities, determined in the aggregate, which they owned on the Closing Date; or (5) BHR shall cease to own beneficially and of record, or to have the right to vote, all or any of the outstanding shares of capital stock of the Borrowers. For purposes of the foregoing, the term "MIRROR ENTITY" means, for so long as each of the following conditions are satisfied (and no longer), a limited partnership (A) formed under the laws of the State of Delaware pursuant to an agreement of limited partnership containing substantially the same provisions as those contained in the agreement of limited partnership of United/Harvey Holdings, as amended from time to time, (B) having the same Persons (and no other Persons) as general and limited partners thereof as are the partners of United/Harvey Holdings from time to time, such Persons having the same respective types of partnership interest (i.e., general or limited) and percentages or other ownership interests in each such Mirror Entity as in United/Harvey Holdings, and (C) having as assets only shares of Common Stock or distributions made by BHR in respect of shares of Common Stock.

                 "CLOSING DATE" means the date on or about July 28, 1998, but in no event later than August 15, 1998, on which the conditions set forth in
Section 4.1 have been satisfied by Borrowers or have been waived in writing by Administrative Agent.

                 "COLLATERAL" means, collectively, all Capital Stock of all Domestic Subsidiaries of BHR and 66% of all Capital Stock of all Foreign Subsidiaries, all leasehold interests in real property, all rights under and all rights to receive payments under all leases, management contracts, liquor licenses, franchise agreements, service contracts, other contracts, deposit and bank accounts, guarantees, Lease Agreements, the Master Hotel Agreement and all other personal property, in each case of the Affiliate Pledgors, and the rights of Bristol Hotel Company under the HI Guaranty, the FelCor Spin-Off Agreement and the FelCor Merger Agreement, except in each case above to the extent prohibited by the terms of third-party indebtedness, leases, management agreements, joint venture agreements and similar arrangements in effect on the Closing Date, in each case above as approved by the Lenders, or in effect after the Closing Date if such prohibitions are customary on terms consistent with industry and, if applicable, past practice or if such prohibitions are approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Excluded Agreements shall also be excluded from Collateral.

                 "COLLATERAL ACCOUNT" has the meaning assigned to that term in the Collateral Account Agreement.

                 "COLLATERAL ACCOUNT AGREEMENT" means the Collateral Account Agreement executed and delivered by Borrowers and Administrative Agent on the Closing Date, substantially in the form of Exhibit XIII annexed hereto, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

                 "COLLATERAL DOCUMENTS" means the Canadian Stock Pledge Agreement, the Collateral Account Agreement, the Pledge and Security Agreement, the Omnibus Management and Liquor License Agreement and the Leasehold Mortgage and Assignment of Rents.

                 "COMMITMENTS" means the Revolving Loan Commitments plus the Standby Letter of Credit Commitments.

                 "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit V annexed hereto delivered to Administrative Agent by Borrowers pursuant to Section 6.1(iii).

                 "CONCENTRATION ACCOUNT" means an interest bearing account, or accounts at the election of the Borrowers, established and maintained in the name of the Administrative Agent at the offices of the Cash Manager at [1717 Main Street, Dallas, Texas], pursuant to the terms of the Pledge and Security Agreement, to which funds on deposit in the Deposit Accounts included in the Cash Management System are directed by the Administrative Agent in accordance with Section 6.11.

                 "CONSOLIDATED EBITDA" means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income for such period; provided that the calculation of the amount referred to in this clause (i) shall exclude (x) income resulting from the write-up of the value of assets and stock option expense, (y) the income or loss of any Joint Venture or any other entity accounted for by the equity method of accounting, and increases or decreases in earnings attributable to minority interests and (z) the income of any Person acquired in a pooling of interests transaction before the date of acquisition and shall include for each Joint Venture and other entity accounted for by the equity method of accounting all cash distributions actually received by BHR or any of its wholly owned Subsidiaries and shall include for each Joint Venture and other entity accounted for by the equity method of accounting the amounts of all principal amortization on any such Joint Venture's or other entity's Indebtedness allocated or allocable to BHR or any of its wholly owned Subsidiaries, (ii) Consolidated Interest Expense, (iii) expenses and provisions for expenses for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, and (vi) other non- cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined for BHR and its subsidiaries on a consolidated basis in conformity with GAAP.

                 "CONSOLIDATED FIXED CHARGES" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Interest Expense, (ii) expenses and provisions for expenses for taxes based on income, and (iii) scheduled principal payments in respect of Consolidated Total Indebtedness, all of the foregoing as determined in conformity with GAAP.

                 "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of BHR and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of BHR and its Subsidiaries, including, without limitation, to the extent included in interest expense in accordance with GAAP, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in
Section 2.3 payable to Administrative Agent and Lenders on or before the Closing Date.

                 "CONSOLIDATED NET INCOME" means, for any period, the aggregate net income of BHR and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                 "CONSOLIDATED NET WORTH" means, as of any date of determination, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of BHR and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

                 "CONSOLIDATED TOTAL INDEBTEDNESS" means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of BHR and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                 "CONTINGENT OBLIGATION" means, with respect to any Person, as of any date of determination and without duplication, any direct or indirect liability, contingent or otherwise, of such Person which has not been (or to the extent that it has not been) paid or otherwise discharged with respect to the following: (i) any guaranty of an obligation not owed to a Guarantor; (ii) any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (iii) net liabilities under Interest Rate Agreements, to the extent contingent; (iv) indemnification or contribution obligations owed to any Person other than a Guarantor; provided that Contingent Obligations shall not include (a) performance, surety, appeal and similar bonds provided in the ordinary course of business and, if applicable, consistent with past practices, (b) indemnification or contribution obligations in respect of agreements providing for indemnification, adjustment of purchase price or similar obligations or for guaranties or letters of credit, surety bonds and performance bonds securing any obligations of a Borrower or any of its Subsidiaries pursuant to such agreements, in any case incurred in connection with the acquisition or transfer of a business, asset or Subsidiary (other than guaranties of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), and (c) (x) customary indemnification obligations with respect to environmental matters and "bad deeds" and (y) indemnification obligations with respect to other matters on customary terms and, if applicable, consistent with industry practice (including in connection with Indebtedness, service contracts, Lease Agreements, management agreements, partnership agreements, Franchise Agreements, tenant leases, licensing agreements, Ground Leases and other agreements, each on customary terms and, if applicable, consistent with industry practice and to the extent any such Indebtedness or agreement is not prohibited by this Agreement); and (v) obligations of the type set forth in clauses (i) - (iv) above for which such Person is liable or may become liable, by law, contract, ownership of Securities or otherwise. The amount of any Contingent Obligation, as of any date of determination, shall be equal to the lesser of (x) the amount of the obligation so guarantied or that otherwise may be required to be paid and (y) the amount to which such Contingent Obligation is expressly limited.
Contingent Obligations shall not include any item set forth in clauses (i) -
(v) above to the extent they constitute Indebtedness or Investments under the definitions thereof.

                 "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person, or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                 "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

                 "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

                 "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

                 "DOMESTIC SUBSIDIARY" means any direct or indirect Subsidiary of BHR or Borrowers that is incorporated or organized under the laws of a state of the United States of America or the District of Columbia.

                 "ELIGIBLE ASSIGNEE" means (i) (a) a commercial bank organized under the laws of the United States of America or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States of America or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof, provided, however, that (x) such bank is acting through a branch or agency located in the United States of America or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity (other than an individual) which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its principal businesses including, but not limited to, insurance companies, investment banks, mutual funds and lease financing companies, in each case (under clauses
(a) through (d) above) that is reasonably acceptable to the Administrative Agent; and (ii) any Lender and any Affiliate of any Lender; provided further, however, that (A) that no Affiliate of a Borrower or any other Person who, either directly or through one or more Affiliates, owns, manages or otherwise operates hotels or motels as one of its primary business activities shall be an Eligible Assignee and (B) each Eligible Assignee under clauses (i)(a) through
(i)(c) above shall have Tier 1 capital (as defined in the regulations of its primary Federal banking regulator) of not less than $100,000,000.

                 "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by Borrowers or any of their ERISA Affiliates.

                 "ENVIRONMENTAL CLAIM" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to Borrowers, any of their Subsidiaries, any of their respective Affiliates or any Facility.

                 "ENVIRONMENTAL INDEMNITY" means the Environmental Indemnity executed and delivered as of the Closing Date by BHR and each of its Subsidiaries that owns or operates a Real Property Asset on the Closing Date, and thereafter by each other Subsidiary of BHR that becomes an owner or operator of a Real Property Asset, in favor of Administrative Agent and Lenders, in substantially the form of Exhibit VI annexed hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

                 "ENVIRONMENTAL LAWS" means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and requirements having the force of law relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare from environmental hazards, in any manner applicable to BHR, Borrowers or any of their Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section
9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C.
Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.), the Federal Water Pollution Control Act ( 33 U.S.C.
Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                 "ERISA AFFILIATE", as applied to any Person, means (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Person and with respect to liabilities arising after such period for which the Person could be liable under the Internal Revenue Code or ERISA.

                 "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrowers or any of their ERISA Affiliates from any

Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrowers or any of their ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by Borrowers or any of their ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrowers or any of their ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrowers or any of their ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrowers or any of their ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to
Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                 "EVENT OF DEFAULT" means each of the events set forth in
Section 8.

                 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                 "EXCLUDED AGREEMENTS" means (i) leases or management agreements between owners or lessees of full service or limited service hotels and BHR or one of its Subsidiaries, such that by the terms of any such lease or management agreement neither BHR nor any of its Subsidiaries is required to make an Acquisition Expenditure (other than a division of revenues generated from the hotel subject to the lease or management agreement), and, after giving effect to such lease or management agreement, the total contribution of all Excluded Agreements under this clause (i) to Consolidated EBITDA, determined on a pro-forma basis, for the period of four Fiscal Quarters ending immediately prior to the commencement of such lease or management agreement does not exceed 10% of Consolidated EBITDA, determined on a pro- forma basis, for such period of four Fiscal Quarters; and (ii) leases or management agreements between owners or lessees of full service or limited service hotels and BHR or one of its Subsidiaries, such that by the terms of any such lease or management agreement either

BHR or one or more of its Subsidiaries is required to make an Acquisition Expenditure, and, after giving effect to such lease or management agreement, the total contribution of all Excluded Agreements under this clause (ii) to Consolidated EBITDA, determined on a pro-forma basis, for the period of four Fiscal Quarters ending immediately prior to the commencement of such lease or management agreement does not exceed 10% of Consolidated EBITDA, determined on a pro-forma basis, for such period of four Fiscal Quarters; provided that for any period of four Fiscal Quarters, the total contribution to Consolidated EBITDA of all Excluded Agreements under clauses (i) and (ii) above shall not exceed 15% of Consolidated EBITDA, in each case determined on a pro-forma historical basis as aforesaid; and provided further that Borrowers may convert an Excluded Agreement to a non-Excluded Agreement for the purposes of this definition by complying with all requirements, if any, under Section 7.8 of this Credit Agreement for entering into a lease or management agreement that is not an Excluded Agreement with respect to the converted agreement.

                 "EXCLUDED TAXES" means any franchise or similar Tax levied on a Lender or any Tax measured with respect to the overall net income or capital of a Lender.

                 "FACILITIES" means all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) and related facilities now, hereafter or heretofore owned, leased, operated or used by BHR, Borrowers or any of their Subsidiaries or any of their respective predecessors.

                 "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

                 "FELCOR" has the meaning set forth in the recitals to this Agreement.

                 "FELCOR, LP" has the meaning set forth in the recitals to this Agreement.

                 "FELCOR MERGER" means the planned merger of Bristol Hotel Company and FelCor, conforming substantially to the FelCor Merger Agreement.

                 "FELCOR MERGER AGREEMENT" means the Agreement and Plan of Merger dated March 23, 1998 between Bristol Hotel Company and FelCor, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

                 "FELCOR RECOGNITION AGREEMENT" means that certain FelCor Recognition Agreement substantially in the form of Exhibit XX hereto.

                 "FELCOR SPIN-OFF AGREEMENT" means the Spin-Off Agreement dated as of March 23, 1998 among Bristol Hotel Company, Bristol Hotel Management Corporation and Bristol Hotels & Resorts, Inc., as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

                 "FF&E" means, with respect to any hotel managed by, or the offices of, BHR and its Subsidiaries, any furniture, fixtures and equipment located thereon or therein and owned or leased by BHR or any of its Subsidiaries.

                 "FF&E FINANCING INDEBTEDNESS" means Indebtedness (other than any Loans) incurred by BHR or any of its Subsidiaries for the financing or refinancing of FF&E, including, without limitation, that portion of the obligations with respect to a Capital Lease, conditional sale agreement or similar arrangement that is classified as a liability on a balance sheet prepared in conformity with GAAP, and any refinancing, exchange or refunding thereof that is permitted pursuant to Section 7.1(v).

                 "FINANCIAL OFFICER" means, with respect to any Person, the Chief Executive Officer, Chief Financial Officer, Treasurer, Chief Accounting Officer or Controller of such Person.

                 "FINANCIAL PLAN" has the meaning assigned to that term in
Section 6.1(xii).

                 "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

                 "FISCAL YEAR" means the fiscal year of BHR, Borrowers and their Subsidiaries ending on December 31 of each calendar year.

                 "FOREIGN STOCK PLEDGE AGREEMENT" has the meaning set forth in
Section 6.9C.

                 "FOREIGN SUBSIDIARY" means any direct or indirect Subsidiary of BHR or Borrowers which is incorporated or organized under the laws of any government or sovereignty other than any state of the United States of America or the District of Columbia.

                 "FRANCHISE AGREEMENT" means each of the franchise agreements listed on Schedule 4.1R annexed hereto, together with the most recent related core modernization plan or other property improvement plan required by the respective franchisor, as each such agreement or property improvement plan may be amended, restated, supplemented or otherwise modified or replaced from time to time.

                 "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent located at 130 Liberty Street, New York, NY 10017 or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Borrowers and each Lender.

                 "FUNDING DATE" means the date of the funding of a Loan.

                 "GAAP" means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

                 "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

                 "GROUND LEASES" means each of the ground leases to which any hotel now or in the future managed by BHR or any of its Subsidiaries may become subject, including the ground leases listed on Schedule 4.1S annexed hereto, as such Schedule may be revised or supplemented from time to time.

                 "GUARANTY" means the Guaranty Agreement executed and delivered by BHR and its Subsidiaries on the Closing Date and to be executed and delivered by BHR and its Subsidiaries (other than the Borrowers) from time to time thereafter in accordance with Section 6.9, substantially in the form of
Exhibit XV annexed hereto, as such Guaranty Agreement may be amended, supplemented or otherwise modified from time to time.

                 "GUARANTOR" means, at any time, any of BHR's Subsidiaries that is then a party to the Guaranty and BHR.

                 "HAMPSTEAD" means the Hampstead Group, L.L.C., a Texas limited liability company.

                 "HAMPSTEAD PRINCIPALS" means, collectively, Robert A. Whitman, Donald McNamara and Daniel A. Decker; provided that, if any one (but only one) of such persons shall not be a principal of Hampstead on any date of determination, then "HAMPSTEAD PRINCIPALS" means the two remaining persons and any other individual who, as of such applicable date of determination, is also a principal of Hampstead.

                 "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar meaning and regulatory effect under any applicable Environmental Laws; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities; provided, however, that Hazardous Materials shall not include any materials in a non-hazardous form such as asphalt contained in road-surfacing materials or hazardous materials customarily used in the operation of hotel properties and properly stored and maintained.

                 "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

                 "HI GUARANTY" means that certain Guarantee dated as of December 15, 1996 by Bass International Holdings N.V. in favor of Bristol Hotel Company and its subsidiaries and affiliates, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

                 "INDEBTEDNESS" means, with respect to any Person and as of any date of determination, to the extent required to be shown on a balance sheet prepared in conformity with GAAP, without duplication, (i) all indebtedness for money borrowed by such Person, (ii) that portion of obligations with respect to Capital Leases that is classified as a liability on a balance sheet prepared in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) all obligations owed for all or any part of the deferred purchase price of assets or services purchased by such Person (excluding any such obligations incurred under ERISA) that are either (a) due more than six months from the date of incurrence of the obligation in respect thereof, (b) evidenced by a note or similar written instrument or (c) owed in respect of real property purchased by such Person or any of its Subsidiaries, (v) all indebtedness secured by any Lien on any property or asset owned by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person, (vi) the net obligations of such Person under Currency Agreements and

Interest Rate Agreements, (vii) the excess of (a) the aggregate amount of that portion of each other obligation of such Person (other than reservation and similar deposits from customers and working capital deposits from owners received and held in the ordinary course of business) that is classified as a liability on a balance sheet prepared in conformity with GAAP, which obligation is either (1) due more than six months from the date of incurrence thereof or
(2) evidenced by a note or similar written instrument over (b) $1,000,000,
(viii) trade payables of such Person and its Subsidiaries that by their terms are more than 90 days delinquent as of such date of determination unless being contested in accordance with the provisions of Section 6.3, (ix) all obligations, contingent or otherwise, of such Person as an account party under acceptance, letters of credit or similar facilities, whether or not such obligations would be shown on a balance sheet prepared in conformity with GAAP (other than obligations in respect of undrawn letters of credit securing trade payables or performance of obligations incurred in the ordinary course of business not more than 90 days past due or being contested in good faith), (x) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person (provided that the obligation to purchase, redeem, retire or otherwise acquire any preferred stock or preferred limited partner interests shall only be included in Indebtedness to the extent such obligation requires payment in cash as opposed to Capital Stock), and (xi) all guaranties by such Person of obligations described in clauses (i)-(x) above.

                 "INDEMNIFIED PERSON" has the meaning assigned to that term in
Section 10.3A.

                 "INSOLVENCY EVENT" means, with respect to any Person, the occurrence of any of the events described in Sections 8.6 or 8.7; provided that, solely for purposes of this definition, any references to BHR, Borrowers or any of their Subsidiaries in Sections 8.6 or 8.7 shall be deemed to be a generic reference to such Person.

                 "INSOLVENCY LAWS" means the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in the United States of America or any state thereof.

                 "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of BHR, Borrowers and their Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of BHR, Borrowers and their Subsidiaries, taken as a whole.

                 "INTERCOMPANY NOTE" shall have the meaning set forth in
Section 7.1(iv).

                 "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, in the case of each Interest Period of six months, "Interest Payment Date" shall also include the date that is three months after the commencement of such Interest Period.

                 "INTEREST PERIOD" has the meaning assigned to that term in
Section 2.2B.

                 "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

                 "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

                 "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

                 "INVESTMENT" means, with respect to any Person or any of its Subsidiaries, as of any date of determination and without duplication:

                          (i) any direct or indirect purchase or other acquisition (whether or not for consideration) by such investing Person or Subsidiary of, or of a beneficial interest in, any equity or debt Securities of any other Person;

                          (ii)    any direct or indirect redemption,
         retirement, purchase or other acquisition for value by such investing Person or Subsidiary from any other Person (other than (a) a Person with respect to which such investing Person or Subsidiary is a wholly owned subsidiary or (b) any other wholly owned subsidiary of the Person referred to in the preceding clause (a); provided that, in the case of BHR and its Subsidiaries, such other wholly owned subsidiary is a Loan Party and has guarantied the Obligations or is a Borrower) of any equity Securities of such investing Person or Subsidiary;

                          (iii) any direct or indirect loan, advance (other than advances to officers, employees, consultants, accountants, attorneys and other advisors and members of the Board of Directors of any Person for moving, entertainment and travel expenses, drawing accounts, retainers and similar expenditures in each case incurred in the ordinary course of business) or capital contribution to any other Person, including all indebtedness and accounts receivable owing from that other Person that are not current assets or did not arise from sales to, or Operating Leases with, that other Person in the ordinary course of business;

                          (iv) any payment to any other Person for the purpose of, or otherwise in connection with, securing, extending, renewing or modifying any lease, operating agreement or management agreement other than leases of FF&E;

                          (v) any Contractual Obligation to make (but not to transfer, whether pursuant to a "short" sale or otherwise) any investment described in clauses (i) through (iv) above; and

                          (vi) any liability that is recourse to such investing Person or Subsidiary or secured by any asset of such investing Person or Subsidiary and that arises, by law, contract, ownership of Securities or otherwise, directly or indirectly, as the result of or otherwise in connection with the origination, continuation or termination of any investment described in clauses (i) through (v) above, except for performance, surety, appeal or similar bonds or indemnification or contribution obligations, each provided or arising in the ordinary course of business and, if applicable, consistent with past practices.

The amount of any Investment, as of any date of determination, shall be equal to (x) with respect to an Investment referred to in clause (i), (ii) or (iii) of the preceding sentence, the remainder of (1) the sum of original cost of such Investment plus the cost of all additions thereto as of such date of determination, minus (2) the aggregate amount paid to such Person or Subsidiary as a return of such Investment; provided, that (A) the calculation of the amount referred to in this clause (2) shall exclude all fees and other amounts (or the portion thereof) that shall constitute interest, dividends or other similar amounts in respect of the return on such Investment, as determined in conformity with GAAP, and (B) the calculation of the amount referred to in this clause (2) shall exclude all adjustments for increases or decreases in value, and write-ups, write-downs or write-offs with respect to such Investment, and
(y) with respect to an Investment referred to in clause (v) or (vi) above, the maximum aggregate liability for which such investing Person or Subsidiary is liable, by law, contract, ownership of Securities or otherwise, with respect to such Investment as of such date of determination.

                 "ISSUING LENDER" means, with respect to any Standby Letter of Credit, any Lender which agrees or is otherwise obligated to issue such Standby Letter of Credit, determined as provided in Section 3.1B(ii).

                 "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate, limited liability company or limited partnership Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

                 "L/C PURPOSES" has the meaning stated in the recitals of the Credit Agreement.

                 "LEASE AGREEMENTS" means all leases of hotels entered into by BHR, Borrowers or their Subsidiaries with (a) FelCor or its Subsidiaries or (b) any Other Lessor.

                 "LEASEHOLD MORTGAGE AND ASSIGNMENT OF RENTS" means a Leasehold Mortgage and Assignment of Rents in substantially the form of Exhibit XVII annexed hereto.

                 "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to Section 10.1; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

                 "LEVERAGE RATIO" has the meaning assigned to that term in
Section 7.6B.

                 "LIBOR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted LIBOR Rate as provided in Section 2.2A.

                 "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

                 "LIQUID NET WORTH" has the same meaning as that term is given in the Master Hotel Agreement.

                 "LIQUID NET WORTH CUT-OFF DATE" means the date on which the Standby Letter of Credit Commitment has been reduced to $5,000,000 or less.

                 "LLC LOAN PARTIES" means, collectively, each Person that is a limited liability company and is, or becomes, a Loan Party.

                 "LOAN" or "LOANS" means one or more of the Revolving Loans.

                 "LOAN DOCUMENTS" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrowers in favor of an Issuing Lender relating to, the Letters of Credit), the FelCor Recognition Agreement, the Guaranty, the Collateral Documents and the Environmental Indemnity.

                 "LOAN PARTIES" means any of BHR, Borrowers or any Subsidiary of Borrowers executing the Guaranty.

                 "LOCAL ACCOUNTS" means, collectively, the Deposit Accounts listed on Schedule 5.17 annexed hereto as "Local Accounts" and any other Deposit Account established for the purpose of receiving Receipts pursuant to
Section 6.11.

                 "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                 "MASTER HOTEL AGREEMENT" means the Master Hotel Agreement dated as of May 29, 1998, among BHR, FelCor and FelCor, LP, in effect on the date of this Agreement, as such agreement may be amended, restated, supplemented or otherwise modified pursuant to the terms thereof and hereof.

                 "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations or condition (financial or otherwise) of the Loan Parties, taken as a whole or (ii) the impairment in any material respect of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

                 "MATERIAL CONTRACT" means any contract or other arrangement to which Borrowers or any of their Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

                 "MULTIEMPLOYER PLAN" means a "multiemployer plan", as defined in Section 3(37) of ERISA, to which Borrowers or any of their ERISA Affiliates is contributing, or ever has contributed, or to which Borrowers or any of their ERISA Affiliates has, or ever has had, an obligation to contribute.

                 "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, the gross purchase price therefor less the sum of (i) the amounts applied to the payment of Indebtedness or other obligations secured by a Lien on, or otherwise subject to prepayment as a result of such disposition of, such asset or other asset (other than the Obligations), (ii) the reasonable out-of-pocket fees, costs and expenses paid or payable by the relevant Loan Party or Subsidiary in connection with such Asset Sale, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the relevant Loan Party or Subsidiary in connection with such Asset Sale, and (iv) closing adjustments and similar liabilities and obligations contemplated or reserved, including without limitation, reserves established to fund contingent liabilities reasonably estimated by the relevant Loan Party or Subsidiary to be payable in connection with such Asset Sale.

                 "NET INSURANCE/CONDEMNATION PROCEEDS" means any Cash payments or proceeds received by BHR, Borrowers or any of their Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of BHR, Borrowers or any of their Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by BHR, Borrowers or such Subsidiary in connection with the adjustment or settlement of any claims of BHR, Borrowers or such Subsidiary in respect thereof and, in the case of any such taking, net of (X) income taxes reasonably estimated to be actually payable within two years of the date of such taking as a result of any gain recognized in connection therewith and (Y) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Permitted Lien on the assets taken or that is otherwise required to be repaid under the terms thereof as a result of such taking.

                 "NOTES" means one or more of the Revolving Notes.

                 "NOTICE OF BORROWING" means a notice substantially in the form of Exhibit I annexed hereto delivered by Borrowers to Administrative Agent pursuant to Section 2.1B with respect to a proposed borrowing.

                 "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit II annexed hereto delivered by Borrowers to Administrative Agent pursuant to Section 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

                 "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest (including interest accruing on or after the occurrence of an Insolvency Event), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

                 "OFFICER'S CERTIFICATE" means, as applied to any corporation (whether for itself, on behalf of a partnership of which it is a general partner or a limited liability company of which it is a managing member, or in any other capacity), a certificate executed on behalf of such corporation by a person specified in this Agreement for such purpose or, in the absence of such specification, by its chairman of the board (if an officer), its president, one of its vice presidents, its chief financial officer, its treasurer or its controller; provided, however, that every Officer's Certificate with respect to the compliance with a condition precedent to the making of the Loan hereunder shall include (i) a statement that the officer making or giving such Officer's Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of such signer, such signer has made or has caused to be made such examination or investigation as is reasonably necessary to enable such signer to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of such signer, such condition has been complied with.

                 "OMNIBUS MANAGEMENT AND LIQUOR LICENSE AGREEMENT" means the Agreement Regarding Liquor Leases, Servicing Agreements and Liquor Licenses executed and delivered by Borrowers and each other Loan Party thereto in favor of the Administrative Agent on or before the Closing Date pursuant to Sections 4.1A and 4.1G, and thereafter by each other Subsidiary of BHR that becomes a party thereto, substantially in the form of Exhibit XVIII annexed hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

                 "OPERATING LEASE" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

                 "OTHER INDEBTEDNESS" has the meaning assigned to that term in
Section 7.1(v).

                 "OTHER INDEBTEDNESS DOCUMENTS" means, collectively, each agreement, guaranty, instrument, promissory note or other document entered into by any Loan Party or any of its Subsidiaries in connection with Other Indebtedness, as each such agreement, guaranty, instrument, promissory note or other document may be amended, restated, supplemented or otherwise modified from time to time.

                 "OTHER LEASE AND MANAGEMENT AGREEMENT" means (i) an Operating Lease or (ii) any other agreement, including a management agreement, that contains Contingent Obligations or payment requirements (other than Acquisition Expenditures), in each case above for the purpose of managing a limited service or full service hotel and entered into between an Other Lessor and BHR or one of its Subsidiaries.

                 "OTHER LESSOR" means any owner or lessee of a full service or limited service hotel entering into an Other Lease and Management Agreement.

                 "PARTNERSHIP LOAN PARTIES" means, collectively, each Person that is a partnership and is, or becomes, a Loan Party.

                 "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

                 "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

                 "PERMITTED ENCUMBRANCES" means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

                 (i) Liens for taxes, assessments or governmental charges or claims, if payment of such taxes, assessments or governmental charges or claims is not, at the time, required by Section 6.3;

                 (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                 (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                 (iv) any attachment or judgment Lien not constituting an Event of Default under Section 8.8;

                 (v) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of BHR, Borrowers or any of their Subsidiaries;

                 (vi)     easements, rights-of-way, restrictions,
         encroachments, minor defects or irregularities in title, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of BHR, Borrowers or any of their Subsidiaries;

                 (vii) (a) any interest or title of a lessor or sublessor under any Lease Agreement, any Other Lease and Management Agreement or any other lease permitted by Section 7.8, (b) any restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) any subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b);

                 (viii) Liens arising from filing Uniform Commercial Code financing statements relating solely to leases permitted by this Agreement;

                 (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                 (x) licenses of patents, trademarks and other intellectual property rights granted by BHR, Borrowers or any of their Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of BHR, Borrowers or such Subsidiary;

                 (xi) contractual Liens of landlords contained in Operating Leases that are subordinated to the Obligations; and

                 (xii)    Liens bonded and released of record.

                 "PERMITTED LIENS" has the meaning set forth in Section 7.2A.

                 "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

                 "PLEDGE AND SECURITY AGREEMENT" means the Pledge and Security Agreement executed and delivered by Borrowers on the Closing Date, substantially in the form of Exhibit XIV annexed hereto, as such Pledge and Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

                 "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

                 "PRIME RATE" means the rate of interest per annum publicly announced from time to time by Bankers Trust Company as its prime commercial lending rate in effect at its principal office in New York. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers Trust Company or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

                 "PRO RATA SHARE" means with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.1. The initial Pro Rata Share of each Lender for purposes of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

                 "REAL PROPERTY ASSETS" means all real property from time to time owned in fee by any Loan Party and all rights, title and interest in and to any and all leases of real property as to which any Loan Party has a leasehold interest, including without limitation any such fee or leasehold interests acquired by any Loan Party after the date hereof.

                 "RECEIPTS" means, collectively, all cash, Cash Equivalents, checks, notes, drafts and any items of payment or collection received by or on behalf of BHR or any of its Subsidiaries, or by any officers, employees or agents of BHR or any of its Subsidiaries or other Persons acting for or in concert with BHR or such Subsidiary to make collections on

BHR's or such Subsidiary's behalf in connection with or in any way relating to BHR or such Subsidiary or the operation of BHR's or such Subsidiary's business, including, without limitation, any proceeds received from or pursuant to (i) any sales of, or loans against, accounts of BHR or any of its Subsidiaries (other than the Loans pursuant to this Agreement), (ii) any sale or other disposition of assets (including, without limitation, any disposition of assets permitted hereunder or consented to by the Administrative Agent, but excluding amounts applied to the repayment of Indebtedness or other obligations secured by a Lien on the assets sold or disposed of, or otherwise payable as a result of such disposition) or issuance or sale of equity Securities by BHR or any of its Subsidiaries, (iii) the incurrence of Indebtedness by BHR or any of its Subsidiaries and the issuance and sale by BHR or any of its Subsidiaries of equity or debt Securities, in each case other than the Obligations and other Indebtedness permitted by this Agreement, (iv) insurance policies (other than liability insurance payable directly or indirectly to a third party) maintained by BHR or any of its Subsidiaries, whether or not the Administrative Agent is an additional insured or named as loss payee thereunder, (v) the successful prosecution (including any settlement) of any claims, actions or other litigation or proceeding by or on behalf of or against BHR or any of its Subsidiaries, (vi) Investments in, or equity and debt Securities issued by, Subsidiaries or Joint Ventures of BHR and its Subsidiaries or other Persons and
(vii) any management agreements; it being understood and agreed that nothing contained in this definition shall in any respect be deemed to permit any transactions by BHR or any of its Subsidiaries otherwise restricted or prohibited by this Agreement.

                 "REGISTER" has the meaning assigned to that term in Section
2.1D.

                 "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                 "REIMBURSEMENT DATE" has the meaning assigned to that term in
Section 3.3B.

                 "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

                 "REQUEST FOR ISSUANCE OF STANDBY LETTER OF CREDIT" means a notice substantially in the form of Exhibit III annexed hereto delivered by Borrowers to Administrative Agent pursuant to Section 3.1B(i) with respect to the proposed issuance of a Standby Letter of Credit.

                 "REQUIREMENT OF LAW" means (a) the certificates or articles of incorporation, by-laws and other organizational or governing documents of a Person, (b) any law, treaty, rule, regulation or determination of an arbitrator, court or other governmental authority, or (c) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval binding on a Person or any of its property.

                 "REQUISITE LENDERS" means Lenders having or holding 51% or more of the sum of the aggregate Revolving Loan Exposure of all Lenders.

                 "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Loan Party now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class (and cash in lieu of fractional shares) and a dividend payable to BHR or any wholly owned Subsidiary of BHR that is a Loan Party, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any Loan Party now or hereafter outstanding other than any such payment, purchase or other acquisition by a wholly owned Subsidiary of a Loan Party of its shares, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Loan Party now or hereafter outstanding other than any such payment by a wholly owned Subsidiary of a Loan Party of any such rights made to a Loan Party, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness other than any such payment or prepayment made in accordance with the terms of such Subordinated Indebtedness.

                 "REVOLVING LOAN COMMITMENT" means the commitment of a Lender to make Revolving Loans to Borrowers pursuant to Section 2.1A, and "REVOLVING LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

                 "REVOLVING LOAN COMMITMENT TERMINATION DATE" means 12 months after the Closing Date, unless extended pursuant to Section 2.1F.

                 "REVOLVING LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Standby Letter of Credit Usage in respect of all Standby Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Standby Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Standby Letters of Credit or any unreimbursed drawings under any Standby Letters of Credit.

                 "REVOLVING LOANS" means the Loans made by Lenders to Borrowers pursuant to Section 2.1A.

                 "REVOLVING NOTES" means (i) the promissory notes of Borrowers issued pursuant to Section 2.1E on the Closing Date and (ii) any promissory notes issued by Borrowers pursuant to the last sentence of Section 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

                 "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                 "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                 "SOLVENT" means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person or Persons, as applicable, (including, without limitation, any rights to contribution from the other Loan Parties under the Loan Documents) is
(y) greater than the total amount of liabilities (including contingent liabilities) of such Person or Persons, as applicable, and (z) not less than the amount that will be required to pay the aggregate probable liabilities on each such Person's or Persons', as applicable, then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person or Persons, as applicable; (b) such Person's or Persons', as applicable, capital is (or will be, as the case may be), not unreasonably small in relation to its or their, as applicable, business or any contemplated or undertaken transaction; and (c) such Person or Persons, as applicable, do not intend to incur, or do not believe (nor should it or they reasonably believe) that it or they will incur, debts beyond its or their ability to pay such debts as they become due; and
(ii) such Person or Persons, as applicable, are (or will be, as the case may be), in the aggregate, "solvent" within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of clause (i) of the preceding sentence, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                 "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting obligations of Borrowers or their Subsidiaries and issued for the benefit of hotels controlled by FelCor, one of its Affiliates, or an Other Lessor.

                 "STANDBY LETTER OF CREDIT COMMITMENT" means $20,000,000 subject to reduction as provided in Section 3.1D.

                 "STANDBY LETTER OF CREDIT COMMITMENT TERMINATION DATE" means the date that is twelve months from the Closing Date, unless extended pursuant to Section 3.1F.

                 "STANDBY LETTER OF CREDIT REDUCTION EVENT" shall have the meaning set forth in Section 3.1D.

                 "STANDBY LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Standby Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Standby Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by Borrowers.

                 "SUBORDINATED INDEBTEDNESS" means Indebtedness of Borrowers (other than Indebtedness to any of their Subsidiaries) that is subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Administrative Agent and Requisite Lenders.

                 "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

                 "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a governmental authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

                 "TOTAL DEBT" as applied to any Person, means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of such Person, determined in accordance with GAAP.

                 "TOTAL LIQUID NET WORTH" means the amount equal to the sum of the Liquid Net Worth of BHR, Borrowers and their respective Subsidiaries.

                 "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans made to Borrowers plus (ii) the Standby Letter of Credit Usage with respect to all Standby Letters of Credit issued for the account of Borrowers.

                 "UNITED/HARVEY HOLDINGS" means United/Harvey Holdings L.P., a Delaware limited partnership and an Affiliate of Hampstead.

1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

                 Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrowers to Lenders pursuant to clauses (i), (ii),
(iii) and (xii) of Section 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 6.1(iv)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in Section 5.3.

1.3      OTHER DEFINITIONAL PROVISIONS.

                 References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 10.6 hereof. The term "including" shall mean "including, without limitation" as used in the Agreement.

SECTION 2.       AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1      COMMITMENTS; MAKING OF LOANS; THE REGISTER; NOTES.

         A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers herein set forth, each Lender hereby severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrowers from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments then in effect to be used for the purposes identified in Section 2.5. The original amount of each Lender's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $40,000,000; provided that the Revolving Loan Commitments of Lenders shall be reduced as provided in Section 2.4; provided further that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to Section 10.1B. Each Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this Section 2.1A may be repaid and reborrowed to, but excluding, the Revolving Loan Commitment Termination Date, at any time and from time to time without premium or penalty except as provided in Section 2.6D.

                 Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

         B. BORROWING MECHANICS. Revolving Loans made on any Funding Date shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount. Whenever a Borrower desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 10:00 A.M. (New York time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Rate Loan) or no later than 10:00 A.M. (New York time) on the proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of Loans requested, (iii) in the case of Loans made on the Closing Date, that such Loans shall be Base Rate Loans, (iv) in the case of Loans not made on the Closing Date, whether such Loans shall be Base Rate Loans or LIBOR Rate Loans, (v) in the case of any Loans requested to be made as LIBOR Rate Loans, the initial Interest Period requested therefor, and (vi) the Borrower or Borrowers requesting the Loans. Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Rate Loans in the manner provided in Section 2.2D.
In lieu of delivering the above-described Notice of Borrowing, a Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this Section 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

                 Neither Administrative Agent nor any Lender shall incur any liability to a Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of such Borrower or for otherwise acting in good faith under this Section 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice a Borrower shall have effected Loans hereunder.

                 A Borrower shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrowers are required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by a Borrower of the proceeds of any Loans shall constitute a re-certification by Borrowers, as of the applicable Funding Date, as to the matters to which Borrowers are required to certify in the applicable Notice of Borrowing.

                 Except as otherwise provided in Sections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to either (i) make a borrowing in accordance therewith or (ii) pay all amounts due under Section 2.6D.

         C. DISBURSEMENT OF FUNDS. All Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to Section 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender of the proposed borrowing (such notification shall be made on the same day for any Notice of Borrowing delivered to Administrative Agent by the time required pursuant to Section 2.1B). Each Lender shall make the amount of its Loan available to Administrative Agent, in same day funds in Dollars, at the Funding and Payment Office, not later than 12:00 Noon (New York time) on the applicable Funding Date. Upon satisfaction or waiver of the conditions precedent specified in Sections 4.1 (in the case of Loans made on the Closing
Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to the appropriate Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited only to the account of the appropriate Borrower at the Funding and Payment Office.

         Unless Administrative Agent shall have been notified by any Lender, prior to the Funding Date for any Loans, that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date, and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrowers a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days, and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Borrowers and Borrowers shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this Section 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder.

         D.      THE REGISTER.

                 (i) Administrative Agent shall maintain, at its address referred to in Section 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "REGISTER"). The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (ii) Administrative Agent shall record in the Register the Revolving Loan Commitment and Revolving Loans from time to time of each Lender and each repayment or prepayment in respect of the principal amount of the Revolving Loans of each Lender. Any such recordation shall be conclusive and binding on Borrowers and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrowers' Obligations in respect of the applicable Loans.

                 (iii) Each Lender shall record on its internal records (including, without limitation, the Notes held by such Lender) the amount of each Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrowers' Obligations in respect of the applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

                 (iv) Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in Section 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

                 (v) Borrowers hereby designate Administrative Agent to serve as Borrowers' agent solely for purposes of maintaining the Register as provided in this Section 2.1D, and Borrowers hereby agree that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute Indemnified Persons for all purposes under Section 10.3.

         E. NOTES. Borrowers shall execute and deliver to each Lender (or to Administrative Agent for that Lender) on the Closing Date a Revolving Note substantially in the form of Exhibit IV annexed hereto to evidence that Lender's Revolving Loans, in the principal amount of that Lender's Revolving Loan Commitment and with other appropriate insertions.

         F.      EXTENSION OF REVOLVING LOAN COMMITMENT TERMINATION DATE.

                 (a) As long as no Potential Event of Default or Event of Default is then continuing, the Borrowers may, no earlier than 120 days and no later than 30 days prior to the then effective Revolving Loan Commitment Termination Date (as it may be extended from time to time pursuant hereto), obtain by requesting in writing to the Administrative Agent an extension of the Revolving Loan Commitment Termination Date for an additional 12 months, which extension shall be effective upon delivery of the request therefor with no need for further action on the part of the parties hereto.

                 (b) The Borrowers may not receive more than two extensions of the Revolving Loan Commitment Termination Date under this Section 2.1F.

2.2      INTEREST ON THE LOANS.

         A.      RATE OF INTEREST.  Subject to the provisions of Sections 2.2F,
2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted LIBOR Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by the Borrower receiving the Loan initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to Section 2.1B, and the basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to Section 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

                 (i) Subject to the provisions of Sections 2.2E and 2.7, the Loans shall bear interest through maturity as follows:

                          (a) if a Base Rate Loan, then at the Base Rate plus 0.875%; or

                          (b) if a LIBOR Rate Loan, then at the sum of the Adjusted LIBOR Rate plus 1.875%.

         B. INTEREST PERIODS. In connection with each LIBOR Rate Loan, the Borrowers may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at the requesting Borrower's option, either a one, two, three or six month period; provided that:

                 (i) the initial Interest Period for any such Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Rate Loan;

                 (ii) in the case of immediately successive Interest Periods applicable to a LIBOR Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                 (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                 (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this Section 2.2B, end on the last Business Day of a calendar month;

                 (v) no Interest Period shall extend beyond the Revolving Loan Commitment Termination Date;

                 (vi) there shall be no more than three Interest Periods outstanding at any time; and

                 (vii) in the event a Borrower fails to specify an Interest Period for any LIBOR Rate Loan, in the applicable Notice of Borrowing or Notice of Conversion/Continuation, such Borrower shall be deemed to have selected an Interest Period of one month.

         C. INTEREST PAYMENTS. Subject to the provisions of Section 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Revolving Loans that are Base Rate Loans are prepaid pursuant to Section 2.4B(i), interest accrued on such Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

         D.      CONVERSION OR CONTINUATION.  Subject to the provisions of
Section 2.6, Borrowers shall have the option from and after the date which is three Business Days after the Closing Date (including by delivery of a Notice of Conversion/Continuation on the Closing Date) to convert at any time all or any part of its outstanding Revolving Loans equal to $2,000,000 and integral multiples of $1,000,000 in excess of that amount from Base Rate Loans to LIBOR Rate Loans, or (ii) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and integral multiples of $1,000,000 in excess of that amount as a LIBOR Rate Loan; or (iii) subject to the payment of all amounts due under
Section 2.6D, to convert a LIBOR Rate Loan into a Base Rate Loan at any time.

                 Borrowers shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (New York time) of the proposed conversion date (in the case of a conversion to a Base Rate Loan) or at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, the requested

Interest Period, and (v) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrowers may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this
Section 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.

                 Neither Administrative Agent nor any Lender shall incur any liability to Borrowers in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrowers or for otherwise acting in good faith under this Section 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrowers shall have effected a conversion or continuation, as the case may be, hereunder.

                 Except as otherwise provided in Sections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

         E. DEFAULT RATE INTEREST. During the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by Applicable Law, any interest payments thereon not paid when due (other than any excess interest payable solely pursuant to this Section 2.2E) and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy or Insolvency Laws) payable upon demand at a rate that is 3.0% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in case of any such fees and other amounts, at a rate which is 3.0% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided, however, that, in the case of LIBOR Rate Loans, if such Event of Default is continuing, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 3.0% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

         F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed on the basis of a 365/366-day year in the case of Base Rate Loans and a 360-day year in the case of LIBOR Rate Loans, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, (i) the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a LIBOR Rate Loan being converted to a Base Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan shall be included, and (ii) the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3      FEES.

         A. COMMITMENT FEES. Borrowers agree to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the Total Utilization of Revolving Loan Commitments multiplied by 0.25%.

                 Such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

         B. OTHER FEES. Borrowers agree to pay to Administrative Agent such other fees in the amounts and at the times separately agreed upon between Borrowers and Administrative Agent.

2.4 PREPAYMENTS AND REDUCTIONS IN COMMITMENTS OF REVOLVING LOANS; GENERAL PROVISIONS REGARDING PAYMENTS; TERMINATION OF COMMITMENTS.

         A. SCHEDULED PAYMENTS OF THE LOANS. The Loans shall be paid in full no later than the Revolving Loan Commitment Termination Date, and the final installment payable by Borrowers on such date shall be in an amount sufficient to repay all amounts owing by Borrowers under this Agreement with respect to the Loan.

         B.      PREPAYMENTS AND UNSCHEDULED REDUCTIONS IN REVOLVING LOANS
COMMITMENTS.

                 (i) Voluntary Prepayments. Borrowers may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of LIBOR Rate Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided, however, that a LIBOR Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless Borrowers comply with
         Section 2.6D with respect to any breakage costs resulting from such prepayment being made on a date prior to the expiration of the applicable Interest Period. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.4B(iv).

                 (ii) Voluntary Reductions of Revolving Loan Commitments. Borrowers may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Borrowers' notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Borrowers' notice and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.

                 (iii) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in Section 2.4B(iv):

                          (a)     Prepayments and Reductions from Net
                 Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Administrative Agent or by BHR, Borrowers or any of their Subsidiaries of any Net Insurance/Condemnation Proceeds to the extent required under Section 6.4,

                 Borrowers shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds; provided, however, that so long as no Event of Default or Potential Event of Default has occurred and is continuing, no such prepayment shall be required to the extent Borrowers determine to utilize such Net Insurance/Condemnation Proceeds (x) to replace, rebuild or repair the asset damaged, destroyed or taken, and Borrowers so utilize or contractually commit to utilize such Net Insurance/Condemnation Proceeds within 6 months of the receipt thereof or (y) as required by any applicable Lease Agreement.

                          (b) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to
                 Section 2.4B(iii)(a), Borrowers shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount (the "NET PROCEEDS AMOUNT") of the applicable Net Insurance/Condemnation Proceeds to be so applied. In the event that Borrowers shall subsequently determine that the actual Net Proceeds Amount to be so applied was greater than the amount set forth in such Officer's Certificate, Borrowers shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and Borrowers shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

                          (c) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. Borrowers shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect. Any such mandatory prepayment shall be applied as specified in Section 2.4B(iv).

                 (iv) Application of Prepayments and Unscheduled Reductions of Commitments. Any prepayments pursuant to Sections 2.4B(i) and 2.4B(iii) shall be applied as specified by Borrowers in the applicable notice of prepayment; provided that in the event Borrowers fail to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to Section 2.6D.

         C.      GENERAL PROVISIONS REGARDING PAYMENTS.

                 (i) Manner and Time of Payment. All payments by Borrowers of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 P.M. (New York time) on the date due at the Funding and Payment Office for the account of Lenders. Funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day. Upon the occurrence and during the continuance of an Event of Default, each Borrower hereby authorizes the Administrative Agent to instruct the Cash Manager to charge its accounts with the Cash Manager (including the Concentration Accounts) in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder or under the Notes or other Loan Documents (subject to sufficient funds being available in its accounts for that purpose.)

                 (ii) Application of Payments to Principal and Interest. Except as provided in Section 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

                 (iii) Apportionment of Payments. Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares of such Loans; provided that payments of interest in respect of Revolving Loans which are Base Rate Loans shall be apportioned ratably among Lenders in proportion to the average daily amount of such Base Rate Loans of each Lender outstanding during the period in which such interest shall have accrued. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent in respect of Loans and the commitment fees of such Lender when received by Administrative Agent pursuant to Section 2.3. Notwithstanding the foregoing provisions of this Section 2.4D(iii), if, pursuant to the provisions of Section 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

                 (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

                 (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the Obligations of Borrowers hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5      USE OF PROCEEDS.

         A. REVOLVING LOANS. The proceeds of any Revolving Loans shall be applied by Borrowers to provide for working capital and/or other general corporate purposes of Borrowers and their Subsidiaries, including acquisition of management contracts and leases.

         B. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Borrowers or any of their Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6      SPECIAL PROVISIONS GOVERNING LIBOR RATE LOANS.

                 Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

         A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 12:00 Noon (New York time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrowers and each Lender.

         B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the interbank LIBOR market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Borrowers and such Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrowers with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrowers.

         C. ILLEGALITY OR IMPRACTICABILITY OF LIBOR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrowers and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank LIBOR market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding LIBOR Rate Loans (the "AFFECTED LOANS"), shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrowers shall have the option, subject to the provisions of Section 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms of this Agreement.

         D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Borrowers shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any additional interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation,
(ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Borrowers, or (iv) as a consequence of any other default by Borrowers in the repayment of its LIBOR Rate Loans when required by the terms of this Agreement.

         E. BOOKING OF LIBOR RATE LOANS. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

         F. ASSUMPTIONS CONCERNING FUNDING OF LIBOR RATE LOANS. Calculation of all amounts payable to a Lender under this Section 2.6 and under
Section 2.7A shall be made as though that Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.6 and under
Section 2.7A.

         G. LIBOR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default,
(i) Borrowers may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of Section 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrowers with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrowers.

2.7      INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

         A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of Section 2.7B, in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

                 (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Excluded Taxes) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

                 (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or

                 (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank LIBOR market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that a Lender shall not be entitled to avail itself of the benefit of this Section 2.7A to the extent that any such increased cost or reduction in amounts was incurred more than 180 days prior to the time it gives notice to Borrowers (as provided in the next sentence) of the relevant circumstance. Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

         B.      WITHHOLDING OF TAXES.

                 (i) Payments to Be Free and Clear. All sums payable by Borrowers under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than Excluded Taxes) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrowers or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

                 (ii) Grossing-up of Payments. If Borrowers or any other Person is required by law to make any deduction or withholding on account of any such Tax (other than an Excluded Tax) from any sum paid or payable by Borrowers to Administrative Agent or any Lender under any of the Loan Documents:

                          (a) Borrowers shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrowers become aware of it;

                          (b) Borrowers shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrowers) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                          (c) the sum payable by Borrowers in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                          (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrowers shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

         provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

                 (iii)    Evidence of Exemption from Withholding Taxes.

                          (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this Section 2.7B(iii), a "NON-US LENDER") shall deliver to Administrative Agent for transmission to Borrowers, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrowers or Administrative Agent (each in the reasonable exercise of its discretion), (X) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (Y) if such Lender is not a "bank" or other Person described in
                 Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (X) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.

                          (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to Section 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall (1) promptly deliver to Administrative Agent for transmission to Borrowers, two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States (as applicable) federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Borrowers of its inability to deliver any such forms, certificates or other evidence.

                          (c) Borrowers shall not be required to pay any additional amount to any Non-US Lender under clause (c) of
                 Section 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b) of this Section 2.7B(iii); provided that if such Lender shall have satisfied the requirements of Section 2.7B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this Section 2.7B(iii)(c) shall relieve Borrowers of their obligation to pay any additional amounts pursuant to clause (c) of Section 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in Section 2.7B(iii)(a).

         C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans, Commitments or Standby Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Standby Letters of Credit, in the case of any Lender to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrowers from such Lender of the statement referred to in the next sentence, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

         D.      REPLACEMENT OF A LENDER.

                          (i) In the event that any Lender shall give notice to any Borrower that such Lender is entitled to receive payments under Section 2.7A or 3.6A, and unless the circumstances which have caused such payments are no longer in effect, Borrowers may, if such Lender shall fail to withdraw such notice within five Business Days after Borrowers' request for such withdrawal, upon ten Business Days prior written notice by Borrowers to the Administrative Agent and such Lender, elect to cause such Lender to assign its Loans and Commitments in full in accordance with the provisions of Section 10.1A to an Eligible Assignee designated by Borrowers and reasonably satisfactory to the Administrative Agent; provided that at any time prior to the consummation of any such assignment, the Administrative Agent may (but shall have no obligation to) designate another Eligible Assignee in substitution for the Eligible Assignee designated by Borrowers, in which event the applicable Lender shall assign its Loans and Commitments to such other Eligible Assignee.

                          (ii)    (a)      At the time of any replacement
         pursuant to this Section 2.7D, the Eligible Assignee (the "REPLACEMENT LENDER") replacing the applicable Lender (the "REPLACED LENDER") shall enter into one or more Assignment Agreements pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (2) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender; and

                                  (b)      all Obligations of the Borrowers
         owing to the Replaced Lender (excluding those specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid by the Borrowers in full to such Replaced Lender concurrently with such replacement.

         Upon the execution of the respective assignment documentation, the payments of amounts referred to in clauses (a) and (b) above and, if so requested by the Replacement Lender, the delivery of the appropriate Note or Notes executed by the

         Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to Borrowers' obligations regarding the indemnification provisions under this Agreement, which will survive for the benefit of such Replaced Lender in accordance with the terms hereof.

2.8      OBLIGATION OF LENDERS AND ISSUING LENDERS TO MITIGATE.

                 Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Standby Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under Section 2.7 or Section 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Standby Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to
Section 2.7 or Section 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Standby Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Standby Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this Section 2.8 unless Borrowers agree to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause
(i) above. A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Borrowers (with a copy to Administrative Agent) shall be conclusive absent manifest error.


SECTION 3.  STANDBY LETTERS OF CREDIT

3.1 ISSUANCE OF STANDBY LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS THEREIN.

         A. STANDBY LETTERS OF CREDIT. In addition to Borrowers requesting that Lenders make Revolving Loans pursuant to Section 2.1A, Borrowers may request, in accordance with the provisions of this Section 3.1, from time to time during the period from the Closing Date to but excluding the date that is five Business Days prior to the Standby Letter of Credit Commitment Termination Date, that the Issuing Lenders issue Standby Letters of Credit for the account of Borrowers for the purposes specified in the definition of Standby Letter of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers herein set forth, Issuing Lenders shall issue such Standby Letters of Credit in accordance with the provisions of this Section 3.1; provided that Borrowers shall not request that Issuing Lenders issue (and Issuing Lenders shall not issue):

                 (i) any Standby Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

                 (ii) any Standby Letter of Credit if, after giving effect to such issuance, the Standby Letter of Credit Usage would exceed the Standby Letter of Credit Commitment;

                 (iii) any Standby Letter of Credit having an expiration date later than five Business Days prior to the Standby Letter of Credit Commitment Termination Date;

                 (iv) any Standby Letter of Credit denominated in a currency other than Dollars; or

                 (v) any Standby Letter of Credit that is not on a sight basis.

         B.      MECHANICS OF ISSUANCE.

                 (i) Notice of Issuance. Whenever Borrowers desire the issuance of a Standby Letter of Credit, the requesting Borrower shall deliver to Administrative Agent a Request for Issuance of Standby Letter of Credit substantially in the form of Exhibit III annexed hereto no later than 12:00 Noon (New York time) at least three Business Days, or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Request for Issuance of Standby Letter of Credit shall (a) specify the proposed date of issuance (which shall be a Business Day), (b) specify the face amount of the Standby Letter of Credit, (c) specify the expiration date of the Standby Letter of Credit, (d) specify the name and address of the beneficiary, (e) certify that, after giving effect to the requested Standby Letter of Credit, (x) the Total Utilization of Revolving Loan Commitments will not exceed the Revolving Loan Commitments then in effect, (y) the Standby Letter of Credit Usage will not exceed the Standby Letter of Credit Commitment, and (f) attach any language which would need to be used in the Standby Letter of Credit issued. The Standby Letter of Credit issued pursuant to each Request for Issuance of Standby Letter of Credit shall be substantially in the form of Exhibit XXI annexed hereto.

                 The requesting Borrower shall notify the Issuing Lender prior to the issuance of any Standby Letter of Credit in the event that any of the matters to which it is required to certify in the applicable Request for Issuance of Standby Letter of Credit is no longer true and correct as of the proposed date of issuance of such Standby Letter of Credit, and upon the issuance of any Standby Letter of Credit the requesting Borrower shall be deemed to have re- certified, as of the date of such issuance, as to the matters to which it is required to certify in the applicable Request for Issuance of Standby Letter of Credit.

                 (ii) Determination of Issuing Lender. Upon receipt by Administrative Agent of a Request for Issuance of Standby Letter of Credit pursuant to Section 3.1B(i) requesting the issuance of a Standby Letter of Credit, Administrative Agent agrees to issue such Standby Letter of Credit, notwithstanding the fact that the Standby Letter of Credit Usage with respect to such Standby Letter of Credit and with respect to all other Standby Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent's outstanding Revolving Loans, may exceed Administrative Agent's Revolving Loan Commitment then in effect. In fulfilling its duties as an Issuing Lender, Administrative Agent is acting in its capacity as a Lender, and not as Administrative Agent. Notwithstanding the foregoing, if the Administrative Agent agrees not to serve as the Issuing Lender, Borrowers may request another Lender to act as the Issuing Lender and such other Lender may, at its option and sole discretion, agree to act as Issuing Lender with respect to any Standby Letter of Credit.

                 (iii) Issuance of Standby Letter of Credit. Upon satisfaction or waiver (in accordance with Section 10.6) of the conditions set forth in Section 4.3, the Issuing Lender shall issue the requested Standby Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

                 (iv) Notification to Lenders. Upon the issuance of any Standby Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and each other Lender of such issuance. Upon request of any Lender the Issuing Lender shall provide a copy of such Standby Letter of Credit to the requesting Lender. Promptly after receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Lender of the amount of such Lender's respective participation in such Standby Letter of Credit, determined in accordance with Section 3.1C.

                 (v) Reports to Lenders. Within 15 days after the end of each calendar quarter ending after the Closing Date, so long as any Standby Letter of Credit shall have been outstanding during such calendar quarter, each Issuing Lender shall deliver to each other Lender a report setting forth for such calendar quarter the daily maximum amount available to be drawn under the Standby Letters of Credit issued by such Issuing Lender that were outstanding during such calendar quarter.

         C. LENDERS' PURCHASE OF PARTICIPATIONS IN STANDBY LETTERS OF CREDIT. Immediately upon the issuance of each Standby Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Standby Letter of Credit and drawings thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

         D. REDUCTION OF STANDBY LETTER OF CREDIT COMMITMENT. The Standby Letter of Credit Commitment on the Closing Date shall be $20,000,000. This amount shall be reduced from time to time, but never increased, upon the occurrence of either of the following (either, a "STANDBY LETTER OF CREDIT REDUCTION EVENT"): (i) delivery of any quarterly or yearly consolidated balance sheets of BHR and its Subsidiaries pursuant to Sections 6.1(i) and 6.1(ii), or
(ii) any increase in Total Liquid Net Worth due to any of the events described in Section 6.10. Upon the occurrence of any Standby Letter of Credit Reduction Event, the Standby Letter of Credit Commitment shall be reduced to an amount equal to (x) the Minimum Liquid Net Worth (as defined in the Master Hotel Agreement) after the occurrence of such Standby Letter of Credit Reduction Event minus (y) the Total Liquid Net Worth upon the occurrence of such Standby Letter of Credit Reduction Event (as calculated pursuant to Section 6.10 or as reflected on the balance sheets delivered pursuant to Sections 6.1(i) or 6.1(ii)) plus (z) $5,000,000. In no event shall the Standby Letter of Credit Commitment be increased to an amount higher than the Standby Letter of Credit Commitment existing immediately prior to such Standby Letter of Credit Reduction Event, nor shall the Standby Letter of Credit Commitment ever exceed $20,000,000.

         E. REDUCTION OF STANDBY LETTER OF CREDIT USAGE. Within [ten] days after the occurrence of a Standby Letter of Credit Reduction Event, Borrowers shall require the beneficiaries under any outstanding Standby Letters of Credit to: (i) deliver to the Issuing Lender a written instrument, in form and substance satisfactory to the Issuing Lender, reducing (and in no case increasing) the aggregate amount of the Standby Letter of Credit Usage to an amount less than or equal to the amount of the reduced Standby Letter of Credit Commitment (as calculated pursuant to Section 3.1D); and (ii) take any other action reasonably requested by such Issuing lender to reduce the Standby Letter of Credit Usage to an amount less than or equal to the amount of the reduced Standby Letter of Credit Commitment (as calculated pursuant to Section 3.1D).

         F.      EXTENSION OF STANDBY LETTER OF CREDIT COMMITMENT TERMINATION
                 DATE.

                 (a) The Borrowers may, no earlier than 120 days and no later than 30 days prior to the then effective Standby Letter of Credit Commitment Termination Date (as it may be extended from time to time pursuant hereto), request in writing that the Standby Letter of Credit Commitment Termination Date be extended for an additional 12 months, provided that any request to extend the Standby Letter of Credit Commitment Termination Date must also request an extension of the Revolving Loan Commitment Termination Date pursuant to

Section 2.1F. After the Borrowers' request, each Lender may, in its sole discretion, consent or not consent to such extensions by giving written notice thereof to the Administrative Agent within 21 days after receipt of the Borrower's request. Each Lender's annual decision as to whether to extend the Standby Letter of Credit Commitment Termination Date shall be based, in part, on a new credit analysis utilizing then current information in respect of the Borrowers' business, financial condition and operations and other information furnished by the Borrowers. Failure of any Lender to respond within such 21-day period shall be deemed to be a refusal of such request by such Lender. The Administrative Agent shall promptly notify each Lender and the Borrowers of any Lender's decision to refuse the requested extensions.

                 (b) If, in accordance with the provisions of this Section 3.1F, a Lender consents to the extension of the Standby Letter of Credit Commitment Termination Date, the Standby Letter of Credit Commitment Termination Date for such Lender shall be extended for 12 months from the then current Standby Letter of Credit Commitment Termination Date, without any further action by the Borrowers or such Lender.

                 (c) If any Lender does not consent to a request for an extension of the Standby Letter of Credit Commitment Termination Date, or is deemed not to have consented to the requested extension, and the Standby Letter of Credit Commitment Termination Date has been extended for at least one other
Lender: (i) the Borrowers may, on or prior to the end of the non-extended Standby Letter of Credit Commitment Termination Date, terminate such non-consenting Lender's Commitment under this Agreement upon return of one or more Standby Letters of Credit in an amount equal to the non-consenting Lender's Standby Letter of Credit Commitment, together with payment in full of such non-consenting Lender's Revolving Loans, including principal and interest, and such other sums, if any, owing to such non-consenting Lender and, in connection with such termination, the Borrowers may replace such non-consenting Lender with an Eligible Assignee or have an existing Lender or Lenders assume the Commitment of the non-consenting Lender. If the Borrowers have not previously terminated such non-consenting Lender's Commitments under this Agreement and paid amounts due to such non-consenting Lender as provided above, then all amounts due to such non-consenting Lender, including principal and interest on all of the non-consenting Lender's Revolving Loans and all fees owed, shall be due and payable on the non-extended Standby Letter of Credit Commitment Termination Date and the Standby Letter of Credit Commitment Termination Date and Revolving Loan Commitment Termination Date shall not be extended insofar as such non-consenting Lender is concerned.

                 (d) The Borrowers may not receive more than two extensions of the Standby Letter of Credit Commitment Termination Date under this Section 3.1F.

3.2      STANDBY LETTER OF CREDIT FEES.

                 Borrowers agree to pay the following amounts with respect to Standby Letters of Credit issued by such Issuing Lender at Borrowers' request:

                 (i) with respect to each Standby Letter of Credit, (a) to each Issuing Lender, a fronting fee equal to 0.125% per annum (with a minimum of $500 per annum) of the daily maximum amount available to be drawn under such Standby Letter of Credit issued by such Issuing Lender and (b) to the Administrative Agent for distribution to each Lender, a Standby Letter of Credit fee equal to 1.875% per annum of the daily maximum amount available to be drawn under such Standby Letter of Credit, in each case payable in arrears on and to (but excluding) each January 31, April 30, July 31 and October 31 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

                 (ii) to each Issuing Lender with respect to the issuance, amendment or transfer of each Standby Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

Promptly upon receipt by such Issuing Lender of any amount described in clause
(i)(b) of this Section 3.2, such Issuing Lender shall distribute to each other Lender its Pro Rata Share of such amount.

3.3      DRAWINGS AND REIMBURSEMENT OF AMOUNTS DRAWN UNDER STANDBY LETTERS OF
         CREDIT.

         A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Standby Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to exercise reasonable care to determine that the documents required to be delivered under such Standby Letter of Credit have been delivered and that they comply on their face with the requirements of such Standby Letter of Credit.

         B. REIMBURSEMENT BY THE BORROWER OF AMOUNTS DRAWN UNDER STANDBY LETTERS OF CREDIT. In the event an Issuing Lender has determined to honor a drawing under a Standby Letter of Credit issued by it, such Issuing Lender shall immediately notify the Borrower and, unless the Administrative Agent is the Issuing Lender, Administrative Agent, and the Borrower shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars and in same day funds equal to the amount of such drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless the Borrower shall have notified Administrative Agent and such Issuing Lender prior to 12:00 Noon (New York time) on the date such drawing is honored that the Borrower intends to reimburse such Issuing Lender for the amount of payment under the drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans that are Base

Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.3B, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such drawing, the Borrower shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 3.3B.

         C. PAYMENT BY LENDERS OF UNREIMBURSED DRAWINGS UNDER STANDBY LETTERS OF CREDIT.

                 (i) Payment by Lenders. In the event that Borrowers shall fail for any reason to reimburse any Issuing Lender as provided in Section 3.3B in an amount equal to the amount of any drawing honored by such Issuing Lender under a Standby Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such drawing and of such other Lender's respective participation therein based on such Lender's Pro Rata Share. Each Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (New York time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Lender fails to make available to such Issuing Lender on such business day the amount of such Lender's participation in such Standby Letter of Credit as provided in this Section 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this Section 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this
         Section 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Standby Letter of Credit by such Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction on the part of such Issuing Lender.

                 (ii) Distribution to Lenders of Reimbursements Received From Borrowers. In the event any Issuing Lender shall have been reimbursed by other Lenders pursuant to Section 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Standby Letter of Credit issued by it, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under
         Section 3.3C(i) with respect to such drawing such other Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from Borrowers in reimbursement of such drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

         D.      INTEREST ON AMOUNTS DRAWN UNDER STANDBY LETTERS OF CREDIT.

                 (i) Payment of Interest by Borrowers. Borrowers agree to pay to each Issuing Lender, with respect to drawings made under any Standby Letters of Credit issued by such Issuing Lender at its request, interest on the amount paid by such Issuing Lender in respect of each such payment from the date of such drawing to but excluding the date such amount is reimbursed by Borrowers (including any such reimbursement out of the proceeds of Revolving Loans pursuant to
         Section 3.3B) at a rate equal to (a) for the period from the date of such drawing to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this Section 3.3D(i) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Standby Letter of Credit is reimbursed in full.

                 (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to Section 3.3D(i) with respect to a drawing under a Standby Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Lender, out of the interest received by such Issuing Lender in respect of the period from the date of such drawing to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Standby Letter of Credit for such period pursuant to
         Section 3.2 if no drawing had been made under such Standby Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Lenders pursuant to Section 3.3C(i) for all or any portion of such drawing, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under Section 3.3C(i) with respect to such drawing such other Lender's Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such drawing so reimbursed by other Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such drawing is reimbursed by Borrowers. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4      OBLIGATIONS ABSOLUTE.

                 The obligation of Borrowers to reimburse each Issuing Lender for drawings made under the Standby Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 3.3B and the obligations of Lenders under Section 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

                 (i) any lack of validity or enforceability of any Standby Letter of Credit;

                 (ii) the existence of any claim, set-off, defense or other right which Borrowers or any Lender may have at any time against a beneficiary or any transferee of any Standby Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Borrowers, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrowers or one of their Subsidiaries and the beneficiary for which any Standby Letter of Credit was procured);

                 (iii) any draft or document presented under any Standby Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                 (iv) payment by the applicable Issuing Lender under any Standby Letter of Credit against presentation of a draft or document which does not comply with the terms of such Standby Letter of Credit;

                 (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrowers or any of their Subsidiaries;

                 (vi) any breach of this Agreement or any other Loan Document by any party thereto;

                 (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

                 (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Standby Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5      INDEMNIFICATION; NATURE OF ISSUING LENDERS' DUTIES.

         A. INDEMNIFICATION. In addition to amounts payable as provided in Section 3.6, Borrowers hereby agree to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Standby Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Standby Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Standby Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

         B. NATURE OF ISSUING LENDERS' DUTIES. As between Borrowers on the one hand and any Issuing Lender on the other hand, Borrowers assume all risks of the acts and omissions of, or misuse of the Standby Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Standby Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Standby Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Standby Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Standby Letter of Credit to comply fully with any conditions required in order to draw upon such Standby Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Standby Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Standby Letter of Credit of the proceeds of any drawing under such Standby Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including without limitation any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

                 In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this Section 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Standby Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted without gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction, shall not put such Issuing Lender under any resulting liability to Borrowers.

                 Notwithstanding anything to the contrary contained in this
Section 3.5, Borrowers shall retain any and all rights they may have against any Issuing Lender for any liability arising out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6      INCREASED COSTS AND TAXES RELATING TO STANDBY LETTERS OF CREDIT.

         A.      COMPENSATION FOR INCREASED COSTS AND TAXES.

                 In the event that any Issuing Lender or Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by any Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

                 (i) subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Excluded Tax) with respect to the issuing or maintaining of any Standby Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;

                 (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Standby Letters of Credit issued by any Issuing Lender or participations therein purchased by any Lender; or

                 (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Standby Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Standby Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any such case, Borrowers shall promptly pay to such Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that an Issuing Lender or Lender shall not be entitled to avail itself of the benefit of this
Section 3.6 to the extent that any such increased cost or reduction in amounts was incurred more than 180 days prior to the time it gives notice to Borrowers (as provided in the next sentence) of the relevant circumstances. Such Issuing Lender or Lender shall deliver to Borrowers a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Lender under this Section 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

SECTION 4.  CONDITIONS TO LOANS AND STANDBY LETTERS OF CREDIT

                 The obligations of Lenders to make Loans and the issuance of Standby Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1      CONDITIONS TO INITIAL REVOLVING LOANS.

                 The obligations of Lenders to make the initial Revolving Loans are, in addition to the conditions precedent specified in Section 4.2, subject to prior or concurrent satisfaction of the following conditions:

         A.      LOAN PARTY DOCUMENTS.

                 (i) Each Loan Party (other than any Partnership Loan Party or LLC Loan Party), each corporate general partner of a Partnership Loan Party and each corporate managing member of a LLC Loan Party shall deliver or cause to be delivered to the Administrative Agent (with sufficient originally executed copies for each Lender and the

Administrative Agent's counsel) the following, each unless otherwise noted dated the Closing Date:

                      (a) to the extent such Loan Party is a party thereto, executed originals of this Agreement, a Note in favor of each Lender, the Guaranty, the Pledge and Security Agreement, the Canadian Stock Pledge Agreement and each other Loan Document to which it is a party;

                      (b) certified copies of its Certificate of Incorporation, together with a good standing certificate (including verification, where generally available, of tax good standing) from the Secretary of State (or similar official) of its jurisdiction of incorporation and each other state in which real or personal property owned or leased by such Loan Party is located and that requires such Loan Party to qualify as a foreign corporation in such state, each dated a recent date prior to the Closing Date; provided that the Certificate of Incorporation shall also be certified as of the Closing Date by its corporate secretary or an assistant secretary;

                      (c) copies of its Bylaws, certified as of the Closing Date by its corporate secretary or an assistant secretary;

                      (d) resolutions of its Board of Directors approving and authorizing (a) the execution, delivery and performance of each Loan Document to which it is a party and (b) the consummation of the transactions contemplated hereby and thereby, in each case (1) for itself or as general partner of a Partnership Loan Party or managing member of a LLC Loan Party, as the case may be, and (2) certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment; and

                      (e) signature and incumbency certificates of its officers executing this Agreement and the other Loan Documents to which it is a party.

                 (ii) Each Partnership Loan Party shall deliver to the Administrative Agent (with sufficient originally executed copies for each Lender and the Administrative Agent's counsel) the following, each unless otherwise noted dated the Closing Date:

                      (a) to the extent such Loan Party is a party thereto, executed originals of the Guaranty, the Pledge and Security Agreement, and each other Loan Document to which it is a party;

                      (b) a conformed copy of the partnership agreement, certified by each general partner of such partnership as of the Closing Date as being in full force and effect without modification or amendment;

                      (c) its Certificate of Limited Partnership, certified by the Secretary of State (or similar official) of its jurisdiction of formation and a certificate of existence or good standing, as the case may be, from the Secretary of State (or similar official) of such jurisdiction, each dated a recent date prior to the Closing Date (provided that the Certificate of Limited Partnership shall also be certified as of the Closing Date by the general partner of such Partnership Loan Party), and a good standing certificate or certificate of existence, as the case may be, from the Secretary of State (or similar official) of each state or other jurisdiction in which a real or personal property owned or leased by such entity is located and that requires such Loan Party to qualify as a foreign limited partnership in such state;

                      (d) all documents of such Partnership Loan Party and its partners (to the extent required by the applicable organizational documents) approving or authorizing (a) the execution, delivery and performance of the Guaranty, the Pledge and Security Agreement and any other Loan Documents to which it is a party, and (b) the consummation of the transactions contemplated hereby and thereby, each certified as of the Closing Date by the general partner of such Partnership Loan Party; and

                      (e) unless otherwise required to be delivered pursuant to Section 4.1A(i)(e), signature and incumbency certificates of the Person(s) executing, on behalf of such Partnership Loan Party, any Loan Documents to which such Partnership Loan Party is a party.

                 (iii) Each LLC Loan Party shall deliver to the Administrative Agent (with sufficient originally executed copies for each Lender and the Administrative Agent's counsel) the following, each unless otherwise noted dated the Closing Date:

                      (a) to the extent such Loan Party is a party thereto, executed originals of the Guaranty, the Pledge and Security Agreement and each other Loan Document to which it is a party;

                      (b) a conformed copy of the limited liability company agreement and each other organizational document, certified by the manager of such LLC Loan Party as of the Closing Date as being in full force and effect without modification or amendment;

                      (c) its Articles of Organization or Certificate of Formation, certified by the Secretary of State (or similar official) of its jurisdiction of organization, each dated a recent date prior to the Closing Date (and certified as of the Closing Date by the applicable managing member), and a good standing certificate or certificate of existence, as the case may be, from the Secretary of State (or similar official) of each state or other jurisdiction in which a Property owned or leased by such entity is located and that requires such Loan Party to qualify as a foreign limited liability company in such state;

                      (d) all documents of such LLC Loan Party and its members (to the extent required by the applicable organizational documents) approving or authorizing (a) the execution, delivery and performance of the Guaranty, the Pledge and Security Agreement and any other Loan Documents to which it is a party, and (b) the consummation of the transactions contemplated hereby and thereby, each certified as of the Closing Date by the managing member of such LLC Loan Party; and

                      (e) unless otherwise required to be delivered pursuant to Section 4.1A(i)(e), signature and incumbency certificates of the Person(s) executing, on behalf of such LLC Loan Party, any Loan Documents to which such LLC Loan Party is a party.

         B. CAPITALIZATION, ETC. The capital and ownership structure of BHR, Borrowers and their Subsidiaries after the FelCor Merger shall be as set forth on Schedule 4.1B annexed hereto.

         C. PRO FORMA FINANCIAL STATEMENTS AND BUSINESS PLAN. On or before the Closing Date, Lenders shall have received from Borrowers pro forma consolidated balance sheets of BHR, Borrowers and their Subsidiaries prepared in accordance with GAAP and reflecting the consummation of the FelCor Merger, the financing and other transactions contemplated hereby, which pro forma financial statements shall be in form and substance satisfactory to Lenders.

         D. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; THIRD PARTY CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Borrowers shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the FelCor Merger and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent governmental authority which would restrain, prevent or otherwise impose adverse conditions on transactions contemplated by the Loan Documents or the FelCor Merger. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

         E. NO MATERIAL ADVERSE EFFECT. As of the Closing Date, no Material Adverse Effect (in the sole good faith opinion of Administrative Agent) shall have occurred.

         F. INTERCOMPANY NOTE. Each Loan Party shall execute an Intercompany Note evidencing the intercompany Indebtedness of such Loan Party, as set forth in Section 7.1(iv).

         G. SECURITY INTERESTS IN THE COLLATERAL. BHR, Borrowers and their Subsidiaries shall have taken or caused to be taken (and Administrative Agent shall have received satisfactory evidence thereof) such actions (other than the filing or recording of items described in clause (ii) below) in such a manner so that Administrative Agent has a valid and perfected first priority security interest (except as otherwise permitted by this Agreement with respect to Liens permitted under section 7.2) as of such date in the entire Collateral. Such actions shall include, without limitation, the following:

                 (i) delivery to Administrative Agent of certificates (which certificates shall be properly endorsed in blank for transfer or accompanied by irrevocable undated stock powers duly endorsed in blank, all in form and substance satisfactory to Administrative Agent) representing the capital stock pledged pursuant to the Pledge and Security Agreement and the Canadian Stock Pledge Agreement and delivery to Administrative Agent of all other instruments (duly endorsed where appropriate) evidencing the Collateral;

                 (ii) delivery to Administrative Agent of Uniform Commercial Code financing statements as to the Collateral for all jurisdictions as may be necessary or desirable to perfect the security interests in the Collateral;

                 (iii) delivery to Administrative Agent of opinions of counsel under the law of New York with respect to the creation and perfection of the security interests in favor of Administrative Agent in the Collateral (in each case to the extent governed by the law of New York);

                 (iv) delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each jurisdiction in which a Foreign Subsidiary is located the stock of which will be pledged to secure the Obligations, as well as Iowa, New Jersey, Kansas, Massachusetts and Nebraska, with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent dated as of the Closing Date and setting forth substantially the matters in the forms of opinions annexed hereto as Exhibit IX and as to such other matters as Administrative Agent may reasonably require;

                 (v) delivery to Administrative Agent of such other documents and instruments that Administrative Agent reasonably deems necessary or advisable to establish, preserve and perfect the first priority Liens (subject to Liens permitted under

         Section 7.2) granted to Administrative Agent on behalf of Lenders under the Collateral Documents;

                 (vi) evidence reasonably satisfactory to Administrative Agent that all other filings, terminations, recordings and other actions Administrative Agent deems necessary or advisable to establish, preserve and perfect the first priority Liens granted to Administrative Agent in the Collateral shall have been made; and

                 (vii)      except as disclosed to the contrary on Schedule
         5.17 annexed hereto or as otherwise permitted by Section 6.11, the Loan Parties shall have delivered to the Agent the Cash Manager Cash Management Agreement and a Cash Management Letter for each financial institution at which a Deposit Account is located pursuant to the Cash Management System, which Cash Manager Cash Management Agreement and Cash Management Letters and Cash Management System shall be in form and substance reasonably satisfactory to the Agent.

         H. OPINIONS OF BORROWERS' COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of Munsch, Hardt, Kopf, Harr & Dinan, P.C. and Jones, Day, Reavis & Pogue, counsel for Borrowers, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VII annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request.

         I. OPINIONS OF O'MELVENY & MYERS LLP. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers, dated as of the Closing Date, substantially in the form of Exhibit VIII annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request.

         J. EVIDENCE OF INSURANCE. Borrowers shall deliver to Administrative Agent certificates of insurance naming Administrative Agent on behalf of Lenders as loss payee under all casualty insurance policies maintained by Borrowers and their Subsidiaries, and as an additional insured under all liability and business interruption insurance policies maintained by Borrowers and their Subsidiaries, all as required pursuant to Section 6.4 or pursuant to the Collateral Documents. All such certificates of insurance shall contain such endorsements as are reasonably required by Administrative Agent.

         K. FEES. Borrowers shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in Section 2.3.

         L. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Borrowers shall have delivered to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrowers shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent.

         M. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

         N. LEASE AGREEMENTS. Administrative Agent shall have approved the form of all Lease Agreements entered into by FelCor or one of its Subsidiaries and BHR or one of its Subsidiaries, and each Lease Agreement shall have a term of at least 10 years (after giving effect to any option to renew granted to BHR or one of its Subsidiaries, which option may be exercised in BHR's or its Subsidiary's sole discretion. Each lessor under such Lease Agreements shall have consented to this Agreement (if such consent is required thereunder), and except as set forth on Schedule 4.1N, approved of Administrative Agent obtaining a leasehold mortgage on the leasehold interest under each Lease Agreement.

         O.      SATISFACTORY COMPLETION OF FELCOR MERGER.   Borrowers shall
have delivered executed documents memorializing completion of the FelCor Merger which are satisfactory to the Administrative Agent.

         P. FELCOR RECOGNITION AGREEMENT. FelCor shall have entered into the FelCor Recognition Agreement.

         Q. REPAYMENT OF OUTSTANDING INDEBTEDNESS. Except as permitted under Section 7.1, Borrower shall certify that all outstanding Indebtedness of Borrowers has been repaid.

         R. FRANCHISE AGREEMENTS; FRANCHISOR COMFORT LETTERS. The Borrowers shall have delivered to the Administration Agent a form of Franchise Agreement substantially in the form of each Franchise Agreement (as amended or waived through the Closing Date) entered into by BHR or one of its Subsidiaries on or before the Closing Date, as listed on Schedule 4.1R annexed hereto, which Franchise Agreements shall be reasonably satisfactory in form and substance to the Administrative Agent in all material respects; such Franchise Agreements, as so amended or waived, shall be in full force and effect and no material term or condition thereof shall have been further amended, modified or waived after the execution thereof; and no Person shall have failed in any material respect to perform any material obligation or covenant or satisfy any material condition required by such Franchise Agreements to be performed or complied with on or before the Closing Date, including, without limitation (but only if the same constitutes a material obligation, covenant or condition), obligations under property improvement plans and quality control plans required by the respective franchisors to be performed within specified periods. The Borrowers shall have delivered to the Administrative Agent original counterparts of a franchisor's comfort letter with respect to each Franchise Agreement licensing the use of any "Holiday Inn" brand, reasonably acceptable in form and substance to the Administrative Agent, and duly executed by each franchisor under such Franchise Agreement; provided that a franchisor's comfort letter delivered with respect to a Franchise Agreement licensing the use of any "Holiday Inn" brand shall be acceptable for the purposes of this Section 4.1R if such comfort letter shall contain terms and conditions not substantially less favorable to the Administrative Agent and the Lenders than the terms and conditions of the comfort letter attached hereto as Exhibit XIX with respect to Franchise Agreements licensing the use of any "Holiday Inn" brand.

         S. GROUND LEASES; LANDLORD ESTOPPEL CERTIFICATES. The Borrowers shall have delivered to the Administrative Agent Schedule 4.1S listing all Ground Leases.

4.2      CONDITIONS TO ALL LOANS.

                 The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

         A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of Section 2.1B, an originally executed Notice of Borrowing, in each case signed by a Financial Officer of the requesting Borrowers or by any executive officer of the requesting Borrowers designated by a Financial Officer of the requesting Borrowers on behalf of the requesting Borrowers in a writing delivered to Administrative Agent.

         B.      As of that Funding Date:

                 (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

                 (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

                 (iii) Borrowers shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

                 (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

                 (v) The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

                 (vi) There shall not be pending or, to the knowledge of Borrowers, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting BHR, Borrowers or any of their Subsidiaries or any property of BHR, Borrowers or any of their Subsidiaries that would be required to be disclosed by Borrowers pursuant to and that has not been disclosed by Borrowers in writing pursuant to Section 5.6 or 6.1(ix) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Administrative Agent or of Requisite Lenders, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

4.3      CONDITIONS TO STANDBY LETTERS OF CREDIT.

                 The issuance of any Standby Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Standby Letter of Credit) is subject to the following conditions precedent:

         A. On or before the date of issuance of the initial Standby Letter of Credit pursuant to this Agreement, the conditions set forth in
Section 4.1 shall have been satisfied.

         B. On or before the date of issuance of such Standby Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of Section 3.1B(i), an originally executed Request for Issuance of Standby Letter of Credit, in each case signed by a Financial Officer of the requesting Borrowers or by any executive officer of the requesting Borrowers designated by a Financial Officer of the requesting Borrowers on behalf of the requesting Borrowers in a writing delivered to Administrative Agent, together with all other information specified in Section 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Standby Letter of Credit.

         C. On the date of issuance of such Standby Letter of Credit, all conditions precedent described in Section 4.2B shall be satisfied to the same extent as if the issuance of such Standby Letter of Credit were the making of a Loan and the date of issuance of such Standby Letter of Credit were a Funding Date.


SECTION 5.       BORROWERS' REPRESENTATIONS AND WARRANTIES

                 In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Standby Letters of Credit and to induce other Lenders to purchase participations therein, Borrowers represent and warrant to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Standby Letter of Credit, that the following statements are true, correct and complete:

5.1      ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
         SUBSIDIARIES.

         A. ORGANIZATION AND POWERS. Each Loan Party and each of its Subsidiaries (other than any Partnership Loan Party or any LLC Loan Party) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (which jurisdiction is set forth on Schedule 5.1A annexed hereto). Each such Loan Party and each such Subsidiary has the requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party, to carry out the transactions contemplated hereby and thereby and, in the case of each Borrower, to issue and pay the Notes. Each Partnership Loan Party is a limited partnership duly formed and validly existing under the laws of its jurisdiction of organization (which jurisdiction is set forth on Schedule 5.1A) and each Partnership Loan Party has all requisite partnership power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party, to carry out the transactions contemplated hereby and thereby and, in the case of each Borrower, to issue and pay the Notes. Each LLC Loan Party is a limited liability company duly formed and validly existing under the laws of its jurisdiction of organization (which jurisdiction is set forth on Schedule 5.1A) and each LLC Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party, to carry out the transactions contemplated thereby and, in the case of each Borrower, to issue and pay the Notes. The books and records of each Loan Party and each of its Subsidiaries reflect the properties and assets purported to be owned by such Loan Party or Subsidiary, as applicable, in accordance with GAAP or applicable foreign accounting rules.

         B. QUALIFICATION AND GOOD STANDING. Each Loan Party and each of its Subsidiaries are qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The jurisdictions in which each Loan Party and each of its Subsidiaries owns property or otherwise conducts business as of the Closing Date are set forth on Schedule 5.1A annexed hereto.

         C. CONDUCT OF BUSINESS. Each Loan Party and each of its Subsidiaries are engaged only in the businesses permitted to be engaged in by them pursuant to Section 7.14.

         D. SUBSIDIARIES. The Capital Stock of each of BHR's Subsidiaries is duly and validly authorized and issued and (with the exception of partnership interests of general partners and except to the extent that the limited liability company agreements governing the respective limited liability companies provide otherwise) fully paid and nonassessable. All of the Subsidiaries of each Loan Party are identified on Schedule 5.1A annexed hereto, as Schedule 5.1A may be supplemented from time to time in accordance with the terms of this Agreement. The Capital Stock of each Person identified on
Schedule 5.1A (as so supplemented) is not Margin Stock. Schedule 5.1A correctly sets forth the ownership interests in each Loan Party (other than BHR) and each of its Subsidiaries, as Schedule 5.1A may be supplemented from time to time in accordance with the terms of this Agreement. Except as set forth on Schedule 5.1A, each Subsidiary of the Borrowers is a wholly owned Subsidiary.


5.2      AUTHORIZATION OF BORROWING, ETC.

         A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.

         B. NO CONFLICT. The execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party, the Certificate or Articles of Incorporation or Bylaws of any Loan Party or any order, judgment or decree of any court or other agency of government binding on any Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party, except for such conflicts, breaches or defaults which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents which will be obtained on or before the Closing Date or that are not required to be obtained pursuant hereto or the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect.

         C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except for (i) filings required by federal or state securities laws, (ii) such other registrations, consents, approvals, notices or other actions which have been made, obtained, given or taken on or before the Closing Date or such later date as may be required by the applicable governmental authority or regulatory body and (iii) such of the foregoing that if not made or obtained, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

5.3      FINANCIAL CONDITION; CONTINGENT OBLIGATIONS.

         A. FINANCIAL CONDITION. Borrowers have heretofore delivered to Lenders, at Lenders' request, the following financial statements: (i) the pro forma consolidated statement of income of BHR for the three months ended March 31, 1998 and the year ended December 31, 1997 and (ii) the pro forma consolidated balance sheet of BHR as of March 31, 1998 and as of December 31, 1997, in each case above as included in BHR's Form 10/A filed with the United States Securities and Exchange Commission relating to the spin-off of BHR from Bristol Hotel Company. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to the changes resulting from audit and normal year-end adjustments and absence of footnotes, provided that the foregoing representation is subject to and qualified by the qualifications set forth on page 24 of BHR's Form 10/A (Amendment No. 1).
None of the Loan Parties has (and none of the Loan Parties will have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is required by GAAP to be, but is not, or to the extent not required by GAAP which is known to or reasonably should be known to Borrowers, but is not, reflected in the foregoing financial statements or the most recent financial statements delivered pursuant to Section 6.1 or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of BHR and its Subsidiaries, taken as a whole.

         B. CONTINGENT OBLIGATIONS. On the Closing Date, the Loan Parties and their respective Subsidiaries will not be directly or indirectly liable with respect to any Contingent Obligations other than as set forth on Schedule 5.3B annexed hereto or as otherwise permitted by Section 7.4.

5.4      NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS.

                 Since the Closing Date, no event or change has occurred that has caused or constitutes, either in any case or in the aggregate, a Material Adverse Effect. Since the Closing Date, none of BHR, Borrowers nor any of their Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by Section 7.5.

5.5      TITLE TO PROPERTIES; LIENS.

                 BHR, Borrowers and their Subsidiaries have (i) good and indefeasible title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Section 5.3 or in the most recent financial statements delivered pursuant to Section 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
Schedule 5.5 annexed hereto sets forth all of the Real Property Assets of BHR, Borrowers and their Subsidiaries as of the Closing Date.

5.6      LITIGATION; ADVERSE FACTS.

                 Except as set forth in Schedule 5.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of BHR, Borrowers or their Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Borrowers, threatened against or affecting Borrowers, the FelCor Merger or BHR or its Subsidiaries or any property of BHR, Borrowers or their Subsidiaries, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of BHR, Borrowers or their Subsidiaries is
(i) in violation of any Applicable Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7      PAYMENT OF TAXES.

                 Except to the extent permitted by Section 6.3, all tax returns and reports of BHR, Borrowers and their Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon BHR, Borrowers and their Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except as to such of the foregoing where failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Borrowers do not know of any proposed tax assessment against BHR, Borrowers and their Subsidiaries which is not being actively contested by BHR, Borrowers or such Subsidiary in good faith and by appropriate proceedings that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8      PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL
         CONTRACTS.

         A. Neither BHR, Borrowers nor their Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, could reasonably be expected to constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

         B. Neither BHR, Borrowers nor their Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         C. All Material Contracts of BHR, Borrowers and their Subsidiaries are in full force and effect and no defaults currently exist thereunder, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

5.9      GOVERNMENTAL REGULATION.

                 Neither BHR, Borrowers nor their Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10     SECURITIES ACTIVITIES.

         A. Neither BHR, Borrowers nor their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

         B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Borrowers only or of BHR and its Subsidiaries on a consolidated basis), subject to the provisions of Section 7.2 [correct cross-reference?] or 7.7, or subject to any restriction contained in any agreement or instrument between Borrowers and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.2, will be Margin Stock.

5.11     EMPLOYEE BENEFIT PLANS.

         A. Borrowers and each of their ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder and the terms of each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan except for, such failures to comply or perform that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         B. No ERISA Event has occurred or is reasonably expected to occur which could result in any material liability to Borrowers or any of their ERISA Affiliates, except for such ERISA Events that could not reasonably be expected to have a Material Adverse Effect.

         C. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Borrowers or any of their ERISA Affiliates.

         D. In accordance with the most recent actuarial valuation for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $100,000 any time.

         E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of BHR, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to
Section 4221(e) of ERISA, does not exceed $5,000,000.

5.12     CERTAIN FEES.

                 Except as set forth in Schedule 5.12 annexed hereto, no broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Borrowers hereby indemnify Lenders against, and agree that they will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13     ENVIRONMENTAL PROTECTION.

                 Except as set forth in Schedule 5.13 annexed hereto:

                 (i) the operations of BHR and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply with all Environmental Laws except for any such noncompliance which could not reasonably be expected to have a Material Adverse Effect;

                 (ii) BHR and each of its Subsidiaries have obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are being maintained in good standing, and BHR and each of its Subsidiaries are in compliance with such Governmental Authorizations except for any such failure to obtain, maintain or comply which could not reasonably be expected to have a Material Adverse Effect;

                 (iii)    neither BHR nor any of its Subsidiaries has received
         (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or request for information under Section 104 of CERCLA (42 U.S.C. Section 9604) or comparable state laws, and, to the best of Borrowers' knowledge, none of the operations of Borrowers or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location except for such of the foregoing which could not reasonably be expected to have a Material Adverse Effect;

                 (iv) none of the operations of BHR or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

                 (v) neither BHR nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any actual or potential violation of or liability under Environmental Laws or (b) any Environmental Claims except for such of the foregoing which could not reasonably be expected to have a Material Adverse Effect;

                 (vi) neither BHR nor any of its Subsidiaries has any contingent liability in connection with any Release of any Hazardous Materials by Borrowers or any of their Subsidiaries except for such of the foregoing which could not reasonably be expected to have a Material Adverse Effect;

                 (vii) neither BHR nor any of its Subsidiaries nor, to the best knowledge of Borrowers, any predecessor of BHR or any of its Subsidiaries has filed any material notice under any Environmental Law indicating past or present material treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

                 (viii) no Hazardous Materials exist on, under or about any Facility in a manner that could reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect, and neither BHR nor any of its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that could reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect;

                 (ix) neither BHR nor any of its Subsidiaries nor, to the best knowledge of Borrowers, any of their respective predecessors has disposed of any Hazardous Materials in a manner that could reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect;

                 (x) to the best knowledge of Borrowers, no underground storage tanks or surface impoundments are on or at any Facility, except as set forth on Schedule 5.13; and

                 (xi) no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility except for any such Lien which could not reasonably be expected to have a Material Adverse Effect.

5.14     EMPLOYEE MATTERS.

                 There is no strike or work stoppage in existence or threatened involving BHR or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.15     SOLVENCY.

                 BHR and each of its Subsidiaries is and, upon the incurrence of any Obligations by Borrowers on any date on which this representation is made, will be, Solvent.

5.16     DISCLOSURE.

                 No representation or warranty of BHR or any of its Subsidiaries contained in any Loan Document or in any other document or certificate furnished to Administrative Agent or to Lenders by or on behalf of BHR or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement (as from time to time superseded by subsequent materials furnished to the Administrative Agent or Lenders) contains any untrue statement of a material fact or omits to state a material fact (known to Borrowers, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrowers to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such projections are subject to significant uncertainties and contingencies, many of which are beyond Borrowers' control, and that no assurance can be given that such projections will be realized. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrowers (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents or certificates furnished to Administrative Agent or to Lenders for use in connection with the transactions contemplated hereby.

5.17     CASH MANAGEMENT SYSTEM.

                 The summary of the Cash Management System set forth on
Schedule 5.17 annexed hereto is accurate and complete in all material respects and does not omit to state any material fact necessary to make the statements set forth therein not misleading. None of BHR, Borrowers or their Subsidiaries owns any Deposit Account which is not described in Schedule

5.17. After the Closing Date, there will be no change to the Cash Management System (other than as permitted by Section 6.11) except such changes as have been disclosed to the Administrative Agent in writing and approved by the Administrative Agent in writing. Except as disclosed on Schedule 5.17, a Cash Management Letter covering each Local Account or Concentration Account included in the Cash Management System has been delivered to the Administrative Agent.

5.18     YEAR 2000 COMPLIANCE.

                 BHR has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers and vendors) that could reasonably be expected to be materially adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by BHR or any of its Subsidiaries (or their suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. BHR reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its Subsidiaries' business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to have Material Adverse Effect.

SECTION 6.  BORROWERS' AFFIRMATIVE COVENANTS

                 Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Standby Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 6.

6.1      FINANCIAL STATEMENTS AND OTHER REPORTS.

                 Borrowers will maintain, and cause each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrowers will deliver to Administrative Agent:

                 (i) Quarterly Financials: as soon as available and in any event within 45 days after the end of each calendar quarter of each calendar year, commencing with respect to the calendar quarter ending on the last day of March, June and September, as the case may be, that next follows the Closing Date, (a) the consolidated balance sheet of BHR and its Subsidiaries as at the end of such calendar quarter and the related consolidated statements of income, stockholders' equity and cash flows of BHR and its Subsidiaries for such calendar quarter and for the period from the beginning of the then current calendar year to the end of such calendar quarter, and beginning one year after the Closing Date setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous year, all in reasonable detail (it being understood and agreed that, to the extent BHR's quarterly report filed on Form 10-Q with the Securities and Exchange Commission for such period contains the foregoing information, such quarterly report shall be deemed to comply with the foregoing requirements) and certified by a Financial Officer of BHR stating that (x) such consolidated financial statements fairly present, in all material respects, the consolidated financial condition of BHR and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and (y) except as noted, there are no material differences between such consolidated financial statements of BHR and its Subsidiaries and the consolidated financial statements of the Borrowers and their respective Subsidiaries with respect to such quarter, and (b) an accounting by a Financial Officer of BHR of the current Total Liquid Net Worth and the amount of Standby Letters of Credit that must be issued as of the date of the consolidated balance sheet delivered therewith for the L/C Purposes;

                 (ii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheets of BHR and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of BHR and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year all in reasonable detail (it being understood and agreed that, to the extent BHR's annual report filed on Form 10-K with the Securities and Exchange Commission for such period contains the foregoing information, such Form 10-K shall be deemed to comply with the foregoing requirements) and certified by a Financial Officer of BHR that they fairly present, in all material respects, the consolidated financial condition of BHR and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) an accounting by a Financial Officer of BHR of the current Total Liquid Net Worth and the amount of the Standby Letters of Credit that must be issued as of the date of the consolidated balance sheet delivered therewith for the L/C Purposes, and (c) in the case of such consolidated financial statements, a report thereon of a nationally recognized independent accounting firm, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of BHR and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of BHR and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                 (iii) Officer's and Compliance Certificates: together with each delivery of financial statements of BHR and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) an Officer's Certificate of Borrowers stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under such signer's supervision, a review in reasonable detail of the transactions and condition of BHR, Borrowers and their Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that such signers does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrowers have taken, are taking and propose to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in
         Section 7;

                 (iv) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 5.3, the consolidated financial statements of BHR and its Subsidiaries delivered pursuant to subdivisions (i), (ii) or (xii) of this Section
         6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii) or (xii) of this Section
         6.1 following such change, consolidated financial statements of BHR and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii) or (xii) of this Section
         6.1 following such change, a written statement of a Financial Officer of BHR setting forth the differences (including without limitation any differences that would affect any calculations relating to the financial covenants set forth in Section 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

                 (v) Accountants' Certification: together with each delivery of consolidated financial statements of BHR and its Subsidiaries pursuant to subdivision (ii) above, a written statement by independent certified public accountants giving the report thereon
         (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters and (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default with respect to the covenants set forth in Section 7, has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;

                 (vi) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to BHR or Borrowers by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of BHR and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

                 (vii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by BHR to its security holders or by any Subsidiary of BHR to its security holders other than BHR or another Subsidiary of BHR, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by BHR or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by BHR or any of its Subsidiaries to the public concerning material developments in the business of BHR or any of its Subsidiaries;

                 (viii) Events of Default, etc.: promptly upon any officer of Borrowers obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to BHR or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by BHR with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4 and 6 of such Form as in effect on the date hereof) if BHR were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or constitutes, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action BHR or Borrowers have taken, are taking and propose to take with respect thereto;

                 (ix) Litigation or Other Proceedings: (a) promptly upon any officer of Borrowers obtaining knowledge of (X) the institution of, or non-frivolous, overt threat of, any non-frivolous action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting BHR or any of its Subsidiaries or any property of BHR or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Borrowers to Lenders or (Y) any material development in any Proceeding that, in any case:

                          (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                          (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

         written notice thereof together with such other information as may be reasonably available to Borrowers to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, BHR or any of its Subsidiaries equal to or greater than $500,000 in excess of any insurance as to which the carrier has accepted or as to which BHR reasonably believes the carrier will accept coverage, or $500,000 in any matter not covered by insurance or where the carrier disputes coverage, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

                 (x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action BHR or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                 (xi)     ERISA Notices:  with reasonable promptness, copies of
         (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by BHR or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all material notices received by BHR or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

                 (xii) Financial Plans: as soon as reasonably available and in any event no later than the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the "FINANCIAL PLAN" for such Fiscal Year), including without limitation (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of BHR and its Subsidiaries for such Fiscal Year, and (b) forecasted consolidated statements of income and cash flows of Borrowers and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;

                 (xiii) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by BHR and its Subsidiaries and all material insurance coverage planned to be maintained by BHR and its Subsidiaries in the immediately succeeding Fiscal Year and confirming the status of Administrative Agent as loss payee or additional insured under all such insurance to the extent required by Section 6.4;

                 (xiv) Environmental Audits and Reports: as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of BHR or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim in either case which could reasonably be expected to result in a Material Adverse Effect;

                 (xv) Board of Directors: with reasonable promptness, written notice of any change in the Board of Directors of BHR;

                 (xvi) New Subsidiaries: promptly upon any Person becoming a Subsidiary of BHR or a Borrower, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of BHR or a Borrower and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of BHR and Borrowers (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

                 (xvii) Material Contracts: promptly, and in any event within 30 Business Days after any Material Contract of BHR or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to BHR or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

                 (xviii) Other Information: with reasonable promptness, such other information and data with respect to BHR or any of its Subsidiaries as from time to time may be reasonably requested by any Lender; and

                 (xix) Schedules: if at any time from and after the Closing Date the information contained on any Schedule to this Agreement or any Other Loan Document is incomplete or incorrect, the Borrowers shall, as soon as available and in any event within 20 days after the end of each calendar quarter, commencing with the calendar quarter next following the calendar quarter in which the Closing Date shall occur, deliver to the Administrative Agent revised or supplemented Schedules, which Schedules shall be reasonably satisfactory to the Administrative Agent.

6.2      CORPORATE EXISTENCE, ETC.

                 Except as permitted pursuant to Section 7.7, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate, partnership or limited liability company existence and all rights and franchises, except where the failure to so preserve and keep in full force and effect any such rights or franchises could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.3      PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

         A. BHR and Borrowers will, and will cause each of their Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon them or any of their properties or assets or in respect of any of their income, businesses or franchises before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of their properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if (i) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor or (ii) failure to pay, individually or in the aggregate for all such failures, could not reasonably be expected to result in a Material Adverse Effect. Notwithstanding anything to the contrary contained in the foregoing sentence, within 30 days of the Closing Date, any Borrowers not in good standing on the Closing Date will pay in full any delinquent franchise taxes.

         B. BHR and Borrowers will not, and will not permit any of their Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than BHR or any of its Subsidiaries).

6.4      MAINTENANCE OF PROPERTIES; INSURANCE.

                 BHR and Borrowers will, and will cause each of their Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all of their respective material properties used or useful in the business of BHR and its Subsidiaries (including, without limitation, Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof reasonably necessary for the conduct of their business. BHR and Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their properties and business and the properties and businesses of their Subsidiaries against loss or damage of the kinds customarily carried or maintained under similar circumstances by similarly situated corporations of established reputation engaged in similar businesses. Without limiting the generality of the foregoing, BHR and Borrowers will maintain or cause to be maintained public liability insurance, third party property damage insurance and replacement value insurance on the Collateral (to the extent commercially reasonable) under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance that insures against loss or damage with respect to any Collateral or against losses due to business interruption shall name Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $100,000 and shall have attached thereto a loss payable clause acceptable to Administrative Agent that shall (i) contain an agreement by the insurer that any loss thereunder shall be payable to Administrative Agent notwithstanding any action, inaction or breach of representation or warranty by Borrowers, (ii) provide that there shall be no recourse against Administrative Agent for payment of premiums or other amounts with respect thereto, and (iii) provide that at least 30 days (10 days in the event of nonpayment of premium) prior written notice of cancellation, material amendment, reduction in scope or limits of coverage or of lapse shall be given to Administrative Agent by the insurer. Upon receipt by Administrative Agent of any insurance proceeds as loss payee or additional insured (i) in respect of any such business interruption insurance, (a) Administrative Agent shall, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, promptly deliver such insurance proceeds to Borrowers, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Administrative Agent shall, and Borrowers hereby authorize Administrative Agent to, upon 90 days' notice to BHR, apply such insurance proceeds to prepay the Loans if an Event of Default or Potential Event of Default exists and is continuing after such 90 day period, and (ii) in respect of any such insurance against loss or damage with respect to any Collateral, (a) to the extent that BHR or any of its Subsidiaries intends to use any such insurance proceeds to repair, restore or replace the assets of BHR or its Subsidiaries in respect of which such insurance proceeds were received and/or other assets useful in the business of BHR or its Subsidiaries, Administrative Agent shall, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, (A) in the event the aggregate amount of such insurance proceeds in respect of any covered loss does not exceed $100,000, deliver such insurance proceeds to BHR, and BHR shall, or shall cause such Subsidiaries to, use such insurance proceeds to effect such repair, restoration or replacement, and (B) in the event the aggregate amount of such insurance proceeds exceeds $100,000, hold such proceeds in a cash collateral account and so long as BHR or any of its Subsidiaries proceeds to repair, restore or replace the assets of BHR or such Subsidiary in respect of which such insurance proceeds were received and/or other assets useful in the business of BHR or its Subsidiaries, Administrative Agent shall from time to time disburse to BHR or such Subsidiaries amounts necessary to pay the cost of such repair, restoration or replacement after the receipt by Administrative Agent of invoices or other documentation reasonably satisfactory to Administrative Agent describing the amount of costs so incurred; provided however that if in the reasonable good faith belief of Administrative Agent, BHR or such Subsidiaries are not proceeding diligently with the repair, restoration or replacement, Administrative Agent shall, and BHR and Borrowers hereby authorize Administrative Agent to, upon 90 days' notice to BHR, apply such insurance proceeds to prepay the Loans and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing or to the extent that neither BHR nor any of its Subsidiaries intends to use any such insurance proceeds to repair, restore or replace assets of BHR and Borrowers or any of its Subsidiaries as described above, Administrative Agent shall, and BHR hereby authorizes Administrative Agent to, upon 90 days' notice to BHR, apply such insurance proceeds to prepay the Loans.

6.5      INSPECTION; LENDER MEETING.

                 BHR and Borrowers shall, and shall cause each of their Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of BHR or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrowers may, if they so choose, be present at or participate in any such discussion), and permit such additional audits as Administrative Agent may deem necessary or advisable at any time after the occurrence and during the continuance of an Event of Default, all upon reasonable notice and at such reasonable times during normal business hours as may be reasonably requested. Without in any way limiting the foregoing, Borrowers will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrowers' corporate offices (or such other location as may be agreed to by Borrowers and Administrative Agent) at such time as may be agreed to by Borrowers and Administrative Agent.

6.6      COMPLIANCE WITH LAWS, ETC.

                 BHR and Borrowers shall, and shall cause each of their Subsidiaries to, comply with the requirements of all Applicable Laws, noncompliance with which could reasonably be expected to cause, individually or in the aggregate at any time, a Material Adverse Effect.

6.7      ENVIRONMENTAL DISCLOSURE AND INSPECTION.

         A. BHR and Borrowers shall, and shall cause each of their Subsidiaries to, (i) exercise all commercially reasonable efforts in order to comply in all material respects and cause all tenants under any leases or occupancy agreements affecting any portion of the

Facilities to comply in all material respects with all Environmental Laws and
(ii) use commercially reasonable efforts to cause all other Persons on or occupying such property to comply in all material respects with all Environmental Laws, except in each case above where failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

         B. Borrowers agree that Administrative Agent may, from time to time and in its reasonable discretion and upon a reasonable belief that Borrowers have breached in any material respect any covenant or representation with respect to environmental matters or that there has been a material violation of Environmental Laws at any Facility or by Borrowers, retain, at Borrowers' expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for Borrowers and, subject to the requirements and restrictions in any applicable Operating Lease, management agreement and other similar agreements, as the case may be, to conduct its own reasonable investigation of such matter at any Facility currently owned, leased, operated or used by BHR or any of its Subsidiaries, and Borrowers agree to use their commercially reasonable efforts to obtain permission for Administrative Agent's professional consultant to conduct its own investigation of any such matter at any Facility previously owned, leased, operated or used by BHR or any of its Subsidiaries. BHR and Borrowers hereby grant, subject to the requirements and restrictions in any applicable Operating Lease, management agreement and other similar agreements, as the case may be, to Administrative Agent and its agents, employees, consultants and contractors the right, subject to the requirements and restrictions in any applicable Operating Lease, management agreement and other similar agreements, as applicable, to enter into or on the Facilities currently owned, leased, operated or used by BHR or any of its Subsidiaries upon reasonable notice to BHR and Borrowers to perform such assessments on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by BHR, Borrowers and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at any such Facility or to cause any damage or loss to any property at such Facility. Borrowers and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this Section 6.7B will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to Borrowers with the understanding that Borrowers acknowledge and agree that (i) they will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Borrowers' use of or reliance on such report, (ii) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to Borrowers, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

         C. Borrowers shall promptly advise Lenders in writing and in reasonable detail of (i) any material Release of any Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications with respect to any Environmental Claims that have a reasonable possibility of giving rise to a Material Adverse Effect or with respect to any material Release of Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency, (iii) any remedial action taken by Borrowers or any other Person in response to (x) any Hazardous Materials on, under or about any Facility, the existence of which has a reasonable possibility of resulting in an Environmental Claim having a Material Adverse Effect, or (y) any Environmental Claim which has a reasonable possibility of having a Material Adverse Effect, (iv) Borrowers' discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (v) any request for information from any governmental agency that suggests such agency is investigating whether BHR or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Materials.

         D. Borrowers shall promptly notify Lenders of (i) any proposed acquisition of stock, assets, or property by BHR or any of its Subsidiaries that could reasonably be expected to expose BHR or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have a Material Adverse Effect or that could reasonably be expected to have a material adverse effect on any Governmental Authorization then held by BHR or any of its Subsidiaries and (ii) any proposed action to be taken by BHR or any of its Subsidiaries to commence manufacturing, industrial or other operations that could reasonably be expected to subject BHR or any of its Subsidiaries to material additional obligations or requirements under Environmental Laws.

         E. Borrowers shall, at their own expense, provide copies of such documents or information as Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this Section 6.7.

6.8      BORROWERS' REMEDIAL ACTION REGARDING HAZARDOUS MATERIALS.

                 To the extent, if any, that a Loan Party owns fee title to any Facility or is liable or responsible therefor under any Operating Lease, management agreement, or Environmental Law, BHR and Borrowers shall promptly take, and shall cause each of their Subsidiaries promptly to take or shall promptly cause any responsible lessor under any applicable Lease Agreement to take, any and all remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations except where failure to so comply or act individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. In the event BHR and Borrowers or any of their Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, BHR, such Borrowers or such Subsidiaries shall conduct and complete such remedial action in compliance with all applicable Environmental Laws and the policies, orders and directives of all federal, state and local governmental authorities, except where failure to so comply or act individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and except when, and only to the extent that, BHR's, such Borrowers' or such Subsidiaries' liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by BHR, such Borrowers or such Subsidiaries.

6.9      EXECUTION OF GUARANTY AND COLLATERAL DOCUMENTS BY FUTURE SUBSIDIARIES.

         A. EXECUTION OF SUBSIDIARY GUARANTY AND COLLATERAL DOCUMENTS. In the event that any Person becomes a Domestic Subsidiary of any Borrower after the date hereof, Borrowers will promptly notify Administrative Agent of that fact and cause each such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Guaranty and the Pledge and Security Agreement and to take all such further action and execute all such further documents and instruments as may be reasonably required to grant and perfect in favor of Administrative Agent, for the benefit of Lenders, a first-priority security interest in all of the Capital Stock held by such Subsidiary in all Subsidiaries of such Subsidiary except to the extent any such actions are prohibited by the terms of any existing third-party Indebtedness, leases, management contracts, joint venture agreements and similar arrangements, or such agreements or similar arrangements entered after the Closing Date if such prohibitions are on customary terms consistent with industry practice and, if applicable, past practice or if such prohibitions are approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed, with any Person not an Affiliate of BHR or its Subsidiaries until such time that any such restriction is no longer in place. With respect to any such Domestic Subsidiary, Borrowers shall also deliver to Administrative Agent a pledge amendment to the Pledge and Security Agreement, granting to Administrative Agent on behalf of Lenders a first priority security interest in one hundred percent (100%) of the Capital Stock of such Domestic Subsidiary and Borrowers shall take, or cause to be taken, all such other actions as Administrative Agent shall deem necessary or desirable to perfect such security interest except to the extent any such actions are prohibited by the terms of any existing third-party Indebtedness, leases, management contracts, joint venture agreements and similar arrangements, or such agreements or similar arrangements entered after the Closing Date if such prohibitions are on customary terms consistent with industry practice and, if applicable, past practice or if such prohibitions are approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed, with any Person not an Affiliate of BHR or its Subsidiaries until such time that any such restriction is no longer in place. Any such Domestic Subsidiary shall also execute an Intercompany Note, if applicable, in accordance with Section 7.1(iv).

         B. SUBSIDIARY CHARTER DOCUMENTS, ETC. Borrowers shall deliver to Administrative Agent, together with the applicable Guaranty and such Collateral Documents, (i) certified copies of such Subsidiary's Articles or Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a copy of such Subsidiary's Bylaws, certified by its corporate secretary or an assistant corporate secretary as of a recent date prior to their delivery to Administrative Agent, and (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the incumbency and signatures of the officers of such Subsidiary executing such Guaranty and the Collateral Documents to which such Subsidiary is a party and (b) the fact that the attached resolutions of the Board of Directors of such Subsidiary authorizing the execution, delivery and performance of such Guaranty and such Collateral Documents are in full force and effect and have not been modified or rescinded.

         C. FUTURE FOREIGN SUBSIDIARIES. In the event that any Person becomes a Subsidiary of any Borrower after the date hereof and such Subsidiary is a Foreign Subsidiary, with respect to any such Foreign Subsidiary, Borrowers shall deliver to Administrative Agent a pledge amendment to the Pledge and Security Agreement or to the Canadian Stock Pledge Agreement, or shall execute an agreement (a "FOREIGN STOCK PLEDGE AGREEMENT") under the laws of the jurisdiction of organization or incorporation of such Foreign Subsidiary, in each case granting to Administrative Agent on behalf of Lenders a first priority security interest in 66% of the Capital Stock of such Foreign Subsidiary, and, in each case, Borrowers shall take, or cause to be taken, all such other actions as Administrative Agent shall deem necessary or desirable to perfect such security interest. Any such Foreign Subsidiary shall also execute an Intercompany Note, if applicable, in accordance with Section 7.1(iv).

6.10     USE OF PROCEEDS TO INCREASE TOTAL LIQUID NET WORTH.

                 (a) Increase From Net Asset Sale Proceeds. Prior to the Liquid Net Worth Cut-Off Date, BHR, Borrowers or any of their Subsidiaries shall hold any Net Asset Sale Proceeds in respect of any Asset Sale in such form that Total Liquid Net Worth is increased in an aggregate amount equal to such Net Asset Sale Proceeds. At the time of any such Asset Sale, Borrowers shall provide to the Administrative Agent an accounting by a Financial Officer of BHR of the Total Liquid Net Worth and the amount of Standby Letters of Credit that must be issued as of the date of the Asset Sale to meet the requirements of the Master Hotel Agreement, such Total Liquid Net Worth to be not less than the Total Liquid Net Worth most recently reported by Borrowers to the Administrative Agent prior to the date of the Asset Sale plus such Net Asset Sale Proceeds, and shall reduce the Standby Letter of Credit Commitment and Standby Letter of Credit Usage as set forth in Sections 3.1D and 3.1E.

                 (b) Increase Due to Issuance of Debt or Equity Securities. Prior to the Liquid Net Worth Cut-Off Date, BHR, Borrowers or any of their Subsidiaries shall hold the Cash proceeds (any such proceeds, net of underwriting and private placement discounts, fees and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being "NET SECURITIES PROCEEDS") from the issuance of debt Securities or equity Securities of BHR, Borrowers or any of their Subsidiaries after the Closing Date in such form that Total Liquid Net Worth is increased (but not decreased) in an aggregate amount equal to such Net Securities Proceeds; provided that only 50% of Net Securities Proceeds derived within three months of the Closing Date from common stock sold to employees of BHR or its Subsidiaries as part of an employee stock purchase plan, the total Net Securities Proceeds received in such employee stock purchases not to exceed $2,000,000, must be used as provided in this Section 6.10(b). At the time of any such issuance of debt Securities or equity Securities, Borrowers shall provide to the Administrative Agent an accounting by a Financial Officer of BHR of the Total Liquid Net Worth and the amount of Standby Letters of Credit that must be issued as of the date of the issuance of such Securities to meet the requirements of the Master Hotel Agreement, such Total Liquid Net Worth to be not less than the Total Liquid Net Worth most recently reported by Borrowers to the Administrative Agent prior to the date of such issuance plus such Net Securities Proceeds, and shall reduce the Standby Letter of Credit Commitment and Standby Letter of Credit Usage as set forth in Sections 3.1D and 3.1E.

                 (c) Increase from Net Income. Prior to the Liquid Net Worth Cut-Off Date, BHR, Borrowers or any of their Subsidiaries shall hold 100% of Net Income earned by any Loan Party, as determined on a quarterly basis, in such form that Total Liquid Net Worth most recently reported is increased (but not decreased) in an aggregate amount equal to such Net Income.

                 (d) Notwithstanding the foregoing, if the Net Asset Sale Proceeds, Net Securities Proceeds and Net Income referred to above are applied to the acquisition of assets in a manner that requires BHR, Borrowers and their Subsidiaries, as the case may be, to account for a portion of such acquired assets as goodwill under GAAP and the amount of such goodwill is not credited to Total Liquid Net Worth under the terms of the Master Hotel Agreement, then the amount of Net Asset Sale Proceeds, Net Securities Proceeds and Net Income referred to above shall be deemed reduced the amount of such goodwill and BHR, Borrowers and their Subsidiaries shall not be obligated to apply the amount of such goodwill in a manner that increases Total Liquid Net Worth.

                 (e) The Master Hotel Agreement shall contain a provision whereby BHR and Borrowers may require that [FelCor, FelCor, LP or any Affiliate of FelCor or FelCor, LP] who is a beneficiary under any outstanding Standby Letter of Credit to take the actions described in
         Section 3.1E to reduce the Standby Letter of Credit Usage.

6.11     CASH MANAGEMENT SYSTEM.

         A. CASH MANAGEMENT SYSTEM. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain the Cash Management System as described on Schedule 5.17 annexed hereto; provided that each Loan Party may open and close Local Accounts and make other changes to the Cash Management System in the ordinary course of business upon prior written notice to the Administrative Agent as long as (w) no Potential Event of Default or Event of Default shall have occurred and be continuing or would result therefrom, (x) such changes, either individually or in the aggregate, are not adverse to either the Administrative Agent or any Lender (in its capacity as a Lender) and do not impair any rights, priority or perfection of the Administrative Agent under the Collateral Documents, (y) in the case of any closing of any Local Account, a replacement Local Account satisfactory to the Administrative Agent is opened by such Loan Party or such Subsidiary, as the case may be, and a Cash Management Letter is entered into with respect to such replacement Local Account prior to the closing of such Local Account and (z) all Receipts of each Loan Party and each of its Subsidiaries continue to be collected and distributed pursuant to procedures subject to Cash Management Letters at all times, except as described on Schedule 5.17; provided further, that a Loan Party may close a Concentration Account and open a substitute Concentration Account with any Lender as long as (a) no Potential Event of Default or Event of Default shall have occurred and be continuing or would result therefrom and
(b) prior to opening any substitute Concentration Account, such Loan Party shall have delivered evidence satisfactory to the Administrative Agent that the Administrative Agent shall have, for the benefit of the Lenders, a perfected security interest in such Concentration Account. For the purposes of this
Section 6.11, Receipts shall include, without limitation, Receipts derived from the Investments in Subsidiaries and Joint Ventures and other Securities. All Cash Management Letters with respect to the Local Accounts listed on Schedule
5.17 annexed hereto shall be delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, on or before the last day of the third calendar month after the calendar month in which the Closing Date shall occur.

         B. ADMINISTRATIVE AGENT RIGHTS. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with the following:

                          (i) Notwithstanding any other provision of this Agreement or any other Loan Document, except as described on Schedule
         5.17 annexed hereto, all Receipts of each Loan Party and each of its Subsidiaries shall be deposited daily in Local Accounts that are subject to Cash Management Letters or into the Concentration Account, in each case on or before the first Business Day following receipt thereof, by the accounting office of the Loan Party or such Subsidiary, as applicable, and as soon as practical in the case of Receipts received in any other manner. All funds on deposit in the Local Accounts of each Loan Party and each of its Subsidiaries shall be transferred to the Concentration Account in the manner described on
         Schedule 5.17. Receipts shall be received and held by such Loan Party and such Subsidiary and any of their respective officers, employees, agents, managers or other Persons acting for or in concert with such Loan Party or such Subsidiary to make collections for or on behalf of such Loan Party or such Subsidiary, in trust for the Administrative Agent as Collateral.

                          (ii) So long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Borrowers may request that the Administrative Agent instruct the Cash Manager to either apply Receipts on deposit in the Concentration Account to pay Obligations or transfer such Receipts to accounts designated by the Borrowers in such amounts as the Borrowers may require, in each case by delivering such a request to the Administrative Agent. So long as no Potential Event of Default of Event of Default shall have occurred and be continuing, upon receipt by the Administrative Agent of such a request, the Administrative Agent shall instruct the Cash Manager to apply the Receipts on deposit in accordance with such request; provided that the Administrative Agent may instruct the Cash Manager to automatically apply Receipts on deposit in the Concentration Account in accordance with the Borrowers' instructions (subject to the availability of funds on deposit in the Concentration Account) unless the Administrative Agent notifies the Cash Manager that a Potential Event of Default or an Event of Default has occurred and is continuing.

                          (iii) So long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Borrowers may instruct the Cash Manager to invest in Cash Equivalents in accordance with the Borrowers' instructions all or any part of amounts from time to time on deposit in the Concentration Account, and the Administrative Agent shall authorize the Cash Manager to follow the Borrowers' instructions as long as no Potential Event of Default or Event of Default shall have occurred and be continuing.

         C. NAMES ON DEPOSIT ACCOUNTS. The Borrowers shall cause each Local Account and Concentration Account listed on Schedule 5.17 annexed hereto to be changed to the extent necessary so that such Local Account is, promptly after the Closing Date but in no event later than the last day of the calendar month next following the calendar month in which the Closing Date shall occur, maintained by and in the name of the applicable Borrower or any wholly owned Subsidiary.

         D. CASH MANAGEMENT LETTER. Notwithstanding anything in this Agreement or in any of the other Loan Documents to the contrary, including any Cash Management Letter, except during the continuation of an Event of Default, the Administrative Agent shall not withdraw any funds from, close or take any other actions in connection with any Deposit Account (other than cause such funds to be transferred to the Concentration Account) pursuant to any Cash Management Letter without the applicable Borrower's prior written consent or written joinder. The instructions given by any Loan Party to any depository institution in any Cash Management Letter shall be made without prejudice to the rights of any Loan Party under this Agreement or any other Loan Document (other than such Cash Management Letter).

6.12     YEAR 2000 COMPLIANCE.

                 The Borrowers will promptly notify the Administrative Agent in the event the Borrowers discover or determine that any computer application (including those of its suppliers and vendors) that is material to BHR or any of its Subsidiaries' business and operations will not be Year 2000 compliant on a timely basis, and that such failure to be Year 2000 compliant could reasonably be expected to have a Material Adverse Effect.


SECTION 7.  BORROWERS' NEGATIVE COVENANTS

                 BHR and Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Standby Letters of Credit, unless the Requisite Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 7.

7.1      INDEBTEDNESS.

                 BHR and Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                 (i) Borrowers may become and remain liable with respect to the Obligations;

                 (ii) BHR and Borrowers and their Subsidiaries may become and remain liable with respect to Indebtedness under Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business;

                 (iii) BHR, Borrowers and their Subsidiaries may become and remain liable with respect to, and may amend, refinance, exchange or refund on terms not less advantageous to Lenders, Indebtedness in respect of Capital Leases or purchase money Indebtedness (other than Capital Leases or purchase money Indebtedness constituting Other Indebtedness or FF&E Financing Indebtedness); provided that such Capital Leases or purchase money Indebtedness shall not exceed an aggregate amount greater than $500,000;

                 (iv) BHR and Borrowers may become and remain liable with respect to, and may amend, refinance, exchange or refund on terms not less advantageous to Lenders, Indebtedness to any of their wholly-owned Subsidiaries, and any wholly-owned Subsidiary of BHR and Borrowers may become and remain liable with respect to Indebtedness to BHR, Borrowers or any other wholly-owned Subsidiary of BHR and

         Borrowers; provided that all such intercompany Indebtedness shall be evidenced by a promissory note or promissory notes (an "INTERCOMPANY NOTE") that (other than notes issued and payable to Foreign Subsidiaries) are pledged to Administrative Agent pursuant to the terms of the applicable Collateral Document;

                 (v) without the approval of the Requisite Lenders, (1) BHR and its Subsidiaries may become and remain liable with respect to, and may amend, refinance, exchange or refund, Indebtedness that is not referred to in the other clauses of this Section 7.1 (as so incurred, amended, refinanced, exchanged or refunded, "OTHER INDEBTEDNESS"), including without limitation FF&E Financing Indebtedness, provided that the aggregate principal amount of such Other Indebtedness (other than the Other Indebtedness described in clause (2) below) shall not at any time outstanding exceed $5,000,000 and (2) BHR and its Subsidiaries may incur such Other Indebtedness (in addition to the Other Indebtedness referred to in clause (1) above) to the extent it is FF&E Financing Indebtedness; provided also that (a) the aggregate principal amount of such FF&E Financing Indebtedness incurred by BHR and its Subsidiaries pursuant to clause (2) above shall not at any time exceed $350,000 per hotel managed by BHR or its Subsidiaries, (b) at the time of such incurrence, amendment, refinancing, exchange or refunding, no payment default hereunder or Event of Default shall have occurred and be continuing (other than a payment default or Event of Default that would be cured by such incurrence, amendment, refinancing, exchange or refunding) or would result therefrom and such incurrence, amendment, refinancing, exchange, or refunding is permitted under the terms and provisions of all Other Indebtedness Documents, (c) such Other Indebtedness shall not be secured by Liens on the assets of any Loan Party or any of its Subsidiaries (other than the FF&E or other assets purchased, financed or refinanced with the proceeds of such Other Indebtedness) and (d) such Other Indebtedness shall not preclude or limit the distribution of cash flow to BHR and its other Subsidiaries; provided, further, that the only Indebtedness BHR may incur pursuant to this Section 7.1(v) is FF&E Financing Indebtedness;

                 (vi) BHR, Borrowers and their Subsidiaries may become and remain liable with respect to other Indebtedness in each case to acquire Other Lease and Management Agreements pursuant to Section 7.8.

7.2      LIENS AND RELATED MATTERS.

         A. PROHIBITION ON LIENS. BHR and Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of BHR and Borrowers or any of their Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the

Uniform Commercial Code of any State or under any similar recording or notice statute, except (collectively, "PERMITTED LIENS"):

                 (i)      Permitted Encumbrances;

                 (ii) Liens with respect to Capital Leases and purchase money debt incurred, amended, refinanced, exchanged or refunded pursuant to Section 7.1(iii);

                 (iii) Liens on FF&E granted to secure Indebtedness incurred, amended, refinanced, exchanged or refunded pursuant to
         Section 7.1(v); and

                 (iv)     Liens granted pursuant to the Collateral Documents.

         B. EQUITABLE LIEN IN FAVOR OF LENDERS. If BHR, Borrowers or any of their Subsidiaries shall create or assume any Lien upon any of their properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of Section 7.2A, they shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by any lender to the creation or assumption of any such Lien not permitted by the provisions of Section 7.2A.

         C. NO FURTHER NEGATIVE PLEDGES. Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a sale or other disposition of assets permitted hereunder, (ii) specific property subject to a Ground Lease, (iii) management agreements and Joint Venture agreements (to the extent that the terms thereof prohibit the assignment by BHR, Borrowers or their Subsidiaries of their rights thereunder, but not any other rights or interests of BHR, Borrowers or their Subsidiaries and otherwise consistent with industry practices), (iv) the Lease Agreements and (v) any other agreement entered into in the ordinary course of business which by its terms restricts the assignment by BHR, Borrowers or their Subsidiaries of their of rights thereunder (but not any other rights or interests of BHR, Borrowers or their Subsidiaries and otherwise consistent with industry practices), the Loan Parties shall not and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into any agreement prohibiting the creation or assumption of any Lien upon any of their properties or assets (including, without limitation, any interest in, or right to receive payments under, any of the management agreements except as provided under clauses (iii) and (v) above), whether now owned or hereafter acquired, except to the extent that Liens to secure the Obligations are excluded therefrom.

         D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO BHR, BORROWERS OR OTHER SUBSIDIARIES. Except as provided in this Agreement, the Other Indebtedness Documents entered into or amended in accordance with the provisions of this Agreement, the Master Hotel

Agreement, Lease Agreements, joint venture agreements, management agreements or other agreements with terms consistent with industry practices and entered in the ordinary course of business and, if applicable, consistent with past practices, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind (other than generally applicable restrictions relating to the payment of dividends from surplus and net profits and similar restrictions based on the financial condition of companies paying dividends generally applicable to business corporations) on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock or other equity interest owned by such Loan Party or Subsidiary from the cash flow of such Loan Party or Subsidiary, (ii) repay or prepay any Indebtedness owed by such Subsidiary to a Loan Party or any other Subsidiary of a Loan Party, (iii) make loans or advances to a Loan Party or any other Subsidiary of a Loan Party, or (iv) transfer any of its property or assets to a Loan Party or any other Subsidiary of a Loan Party, except for specific property encumbered to secure the payment of particular Indebtedness permitted hereunder.

7.3      INVESTMENTS.

                 BHR and Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, make or own any Investment in any Real Property Asset or in any Person, including any Joint Venture, except:

                 (i) BHR and Borrowers and their Subsidiaries may make and own Investments in Cash Equivalents;

                 (ii) BHR and Borrowers and their Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Subsidiaries of BHR and Borrowers;

                 (iii) BHR and Borrowers and their Subsidiaries may make intercompany loans to the extent permitted under Section 7.1(iv);

                 (iv) BHR and Borrowers and their Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

                 (v) BHR or its Subsidiaries may purchase a Real Property Asset with consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed following delivery by BHR to the Administrative Agent of engineering reports and environmental reports reasonably satisfactory to the Administrative Agent;

                 (vi) BHR or its Subsidiaries may make and own Investments (other than Investments constituting intercompany loans permitted pursuant to clause (iii) above) in wholly owned Subsidiaries; and

                 (vii) BHR and Borrowers and their Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $25,000,000; provided that without the consent of the Requisite Lenders, which consent shall not be unreasonably withheld or delayed, BHR and its Subsidiaries shall not make an Investment in any Person that owns, leases or operates hotels if after giving effect thereto BHR and its Subsidiaries, shall own greater than 15% of any class of equity Securities of such Person;

7.4      CONTINGENT OBLIGATIONS.

                 BHR and Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

                 (i) BHR and Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of Standby Letters of Credit issued pursuant to this Agreement;

                 (ii) BHR and Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations arising under the Guaranty;

                 (iii) BHR and Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets to the extent constituting Contingent Obligations under the definition thereof;

                 (iv) BHR and Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of BHR and Borrowers or any of their Subsidiaries permitted by Section 7.1;

                 (v) BHR and Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations under Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business;

                 (vi) BHR and its Subsidiaries may be liable with respect to the Contingent Obligations of BHR or such Subsidiary, as the case may be, set forth on Schedule 5.3B, in each case in the aggregate amount not greater than the maximum estimated amount specified thereon with respect to such Contingent Obligation; and

                 (vii) BHR and Borrowers and their Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of BHR and Borrowers and their

         Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $3,000,000.

7.5      RESTRICTED JUNIOR PAYMENTS; CERTAIN OTHER PAYMENTS.

         The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make, give or publish notice or fix a date in respect of or set apart any sum for any Restricted Junior Payment, enter into an agreement or make any commitment to effect any of the foregoing or take any other similar action in furtherance of or otherwise in connection with the foregoing; provided that the Loan Parties may buyback shares of stock issued within three months of the Closing Date sold to employees of BHR or its Subsidiaries as part of an employee stock purchase plan, such buy back to be completed on or before December 31, 1998, and in no event shall the aggregate purchase price of the shares purchased in such buyback be greater than $2,000,000.

7.6      FINANCIAL COVENANTS.

         A. MINIMUM INTEREST COVERAGE RATIO. As of the last day of any Fiscal Quarter, BHR and Borrowers shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense to be less than 2.5:1.0.

         B. MAXIMUM LEVERAGE RATIO. BHR and Borrowers shall not permit the ratio (the "LEVERAGE RATIO") of (i) Consolidated Total Indebtedness on the last day of a Fiscal Quarter to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on the last day of such Fiscal Quarter ending on such last day to exceed the correlative ratio indicated:

                 PERIOD                              MAXIMUM LEVERAGE RATIO
                 ------                              ----------------------
         October 1, 1998 - September 30, 1999               4.00:1.0
         October 1, 1999 - September 30, 2000               3.75:1.0
         October 1, 2000 and after                          3.50:1.0

         C. MINIMUM NET WORTH. Beginning December 31, 1998, Borrowers shall not permit Consolidated Net Worth to be less than the sum of (i) $30,000,000 plus (ii) fifty percent (50%) of Consolidated Net Income (but not any loss other than extraordinary losses arising from write downs of assets in respect of the period from the date of the FelCor Merger to December 31, 1998 taken in connection with the FelCor Merger) for the period (taken as a single accounting period) commencing on the Closing Date through the last day of the Fiscal Quarter most recently ended.

         D. MINIMUM FIXED CHARGES COVERAGE RATIO. As of the last day of any Fiscal Quarter, BHR and Borrowers shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges to be less than 2.0:1.0.

7.7      RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS.

                 BHR and Borrowers shall not, and shall not permit any of their Subsidiaries to, alter the corporate, capital or legal structure of BHR or Borrowers or any of their Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve themselves (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sub-lessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, or construct hotels, except:

                 (i) any Subsidiary of BHR may be merged with or into BHR or any wholly-owned Subsidiary of BHR, or may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to BHR or any wholly-owned Subsidiary of BHR; provided that BHR or such wholly-owned Subsidiary shall be the continuing or surviving corporation;

                 (ii) BHR and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

                 (iii) BHR and its Subsidiaries may make Asset Sales as long they comply with the requirements of Section 6.10;

                 (iv) BHR and its Subsidiaries may acquire Subsidiaries or create Subsidiaries (other than wholly owned Subsidiaries) with the consent of the Requisite Lenders, which consent the Requisite Lenders may grant, withhold, condition or delay in their sole discretion;

                 (v) BHR and its Subsidiaries may create wholly owned Subsidiaries; and

                 (vi) BHR and its Subsidiaries may acquire Other Lease and Management Agreements pursuant to Section 7.8 and Real Property Assets pursuant to Section 7.3 (v).

7.8      ACQUISITION OF OTHER LEASE AND MANAGEMENT AGREEMENTS.

         BHR and its Subsidiaries shall not enter into or acquire any Other Lease and Management Agreements (but may enter into or acquire management agreements not constituting an Other Lease and Management Agreement), provided that:

                 (i) BHR or its Subsidiaries may enter into or acquire Excluded Agreements;

                 (ii) so long as no Potential Event of Default or Event of Default has occurred and is continuing or would result therefrom, with the prior written approval of the Requisite Lenders, which approval shall not be unreasonably withheld, conditioned or delayed, BHR or its Subsidiaries may enter into or acquire Other Lease and Management Agreements; provided, further, that, in any event:

                          (a) any Other Lessor under an Other Lease and Management Agreement must enter into a recognition agreement with Lenders (1) if a Lease Agreement, in substantially the same form as Exhibit XX attached hereto and (2) if a management agreement, in a form reasonably acceptable to the Administrative Agent; and

                          (b) any Lease Agreement with an Other Lessor is in a form approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed; and

                 (iii) BHR or its Subsidiaries may enter into or acquire Other Lease and Management Agreements with FelCor or any of its Affiliates, as an Other Lessor, where the terms and conditions of each Other Lease and Management Agreements is no less advantageous than the terms and conditions of the Other Lease and Management Agreements between BHR or one of its Subsidiaries and FelCor or one of its Affiliates entered on or about the Closing Date, and the Other Lessor must enter into a recognition agreement in substantially the same form as Exhibit XX attached hereto.

7.9      FISCAL YEAR.

                 BHR and Borrowers shall not change their Fiscal Year-end from December 31 of each calendar year without consent of the Administrative Agent, such consent not to be unreasonably withheld.

7.10     SALES AND LEASE-BACKS.

                 BHR and Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which BHR or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than

BHR or any of its Subsidiaries) or (ii) which BHR or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by BHR or any of its Subsidiaries to any Person (other than BHR or any of its Subsidiaries) in connection with such lease; provided that BHR and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that (i) such lease is permitted pursuant to Section 7.8 or is between FelCor or one of its Affiliates and BHR or one of its Subsidiaries and is entered into on or prior to the Closing Date and (ii) the consideration received is at least equal to the fair market value of the property sold as determined in good faith by Borrowers' Board of Directors. BHR or its Subsidiaries may enter into a sale and lease-back transaction with a Real Estate Investment Trust with the written consent of the Administrative Agent, such consent not to be unreasonably withheld.

7.11     SALE OR DISCOUNT OF RECEIVABLES.

                 BHR and Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable other than sales for collection of defaulted receivables over 120 days past due.

7.12     TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

                 Without the prior written approval of the Requisite Lenders, which approval may be granted, withheld, conditioned or delayed in their sole discretion, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property, the rendering of any service or the making of any Investment or guaranty, or the amendment, restatement, supplement or other change of, or waiver or failure to enforce any obligations under, any agreement) with any holder of 5% or more of any class of equity Securities of BHR or any Affiliate of BHR unless on terms that (i) for transactions where the total value of consideration is less than $500,000, an officer of BHR who is not an Affiliate of BHR determines and (ii) for transactions where the total value or consideration is $500,000 or greater, a majority of the members of the Board of Directors of BHR who are not officers, principals, employees, partners of BHR or any of its Affiliates or beneficiaries or holders of 25% or more of any class of equity Securities of BHR or any of its Affiliates, including Borrowers, determines are (x) fair and reasonable and provide for exchange of fair consideration and reasonably equivalent value between or among the parties thereto or (y) are not less favorable to BHR, Borrowers or such Subsidiary, as the case may be, than those that might be obtained in a comparable transaction at the time on an arms-length basis from Persons who are not such a holder or Affiliate; provided, however, that this Section 7.12 shall not apply to (a) any transaction between Borrowers and any other Affiliate Pledgor or between any of the Affiliate Pledgors, (b) any transaction listed on Schedule 7.12 annexed hereto (but not any amendment, restatement, supplement or other change of, or waiver or failure to enforce any obligations under, any agreement related thereto), (c) reasonable and customary fees paid to members of the Boards of Directors of BHR and its Subsidiaries and (d) reasonable compensation payable or paid to senior management personnel of Borrowers.

7.13     DISPOSAL OF SUBSIDIARY STOCK.

                 Except pursuant to the Collateral Documents and except for any sale of 100% of the capital stock or other equity Securities of any of its Subsidiaries in compliance with the provisions of Section 7.7, BHR shall not:

                 (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by Applicable Law; or

                 (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to BHR, another Domestic Subsidiary of BHR, or to qualify directors if required by Applicable Law.

7.14     CONDUCT OF BUSINESS.

                 From and after the Closing Date, BHR and Borrowers shall not, and shall not permit any of their Subsidiaries to, engage in any business other than (i) the businesses engaged in by BHR and its Subsidiaries on the Closing Date and similar or related businesses including consulting on the construction and design of lodging facilities, purchasing services for the lodging industry, accounting services for the lodging industry and advertising services for the lodging industry and (ii) such other lines of business as may be consented to by the Requisite Lenders, which consent will be granted, denied or conditioned at their sole discretion.

7.15 AMENDMENTS OF DOCUMENTS RELATING MANAGEMENT CONTRACTS, LEASES, AND THE MASTER HOTEL AGREEMENT.

                 BHR and Borrowers shall not, and shall not permit any of their Subsidiaries to, amend or otherwise change terms of any management contract, Lease Agreement, Other Lease and Management Agreement or the Master Hotel Agreement in any manner which would materially adversely impact Lenders or make any payment consistent with such an amendment thereof or change thereto, including but not limited to, changing (to earlier dates) any dates upon which payments of principal or interest are due thereunder, changing any event of default or condition to an event of default (other than to eliminate any such event of default or increase any grace period related thereto or to make any such condition more favorable to BHR,

Borrowers or any Subsidiary), or if the effect of such amendment or change, together with all other amendments or changes made, is otherwise to increase materially the obligations of the obligor thereunder or to confer any additional rights of BHR or its Subsidiaries in an manner which would be materially adverse to Lenders, without the consent of the Requisite Lenders, which consent the Requisite Lenders may grant, wwithhold, condition or delay in their sole discretion.

SECTION 8.  EVENTS OF DEFAULT

                 If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

8.1      FAILURE TO MAKE PAYMENTS WHEN DUE.

                 Failure by Borrowers to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrowers to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Standby Letter of Credit; or failure by Borrowers to pay any interest, fee or other amount due under this Agreement within five days after the date due; or

8.2      DEFAULT IN OTHER AGREEMENTS.

                 (i) Failure of BHR or any of its Subsidiaries to pay when due any principal of or interest on one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1) or Contingent Obligations in an individual principal amount of $100,000 or more or with an aggregate principal amount of $500,000 or more, in each case beyond the end of any grace period provided therefor; or

                 (ii) Breach or default by BHR or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above, (b) the FelCor Merger Agreement, the FelCor Spin-Off Agreement or any Lease Agreement or (c) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3      BREACH OF CERTAIN COVENANTS.

                 Failure of Borrowers to perform or comply with any term or condition contained in Section 2.5 or 6.2 or Section 7 of this Agreement; or

8.4      BREACH OF WARRANTY.

                 Any representation, warranty or certification of any Loan Party or any of its Subsidiaries made in this Agreement or in any other Loan Document or in any certificate at any time given in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made and such default shall not have been remedied or waived within 30 days after the earlier of (i) such Loan Party's or such Subsidiary's obtaining knowledge of such default and (ii) receipt by such Loan Party or such Subsidiary of notice from the Administrative Agent of such default; provided, however, that if such default cannot be cured solely by the payment of money and the cure of such default requires a period in excess of 30 days, and if such Loan Party or such Subsidiary, as applicable, is diligently and continuously prosecuting such cure, then such default shall not be an Event of Default unless such Loan Party or such Subsidiary fails to cure such default within 90 days, after such Loan Party or such Subsidiary obtains knowledge or notice thereof, as the case may be; or

8.5      OTHER DEFAULTS UNDER LOAN DOCUMENTS.

                 Any Loan Party or any of its Subsidiaries shall default in the performance of or compliance with any term contained in this Agreement or any other Loan Document other than any such term in this Agreement or other Loan Document that is referred to in any other clause of this Article 8 and such default shall not have been remedied or waived (other than a default referred to in any other clause of this Article 8), within 30 days after the earlier of
(a) such Loan Party's or such Subsidiary's obtaining knowledge of such default or (b) receipt by such Loan Party or such Subsidiary of notice from the Agent of such default; provided, however, that if such default cannot be cured solely by the payment of money and the cure of such default requires a period in excess of 30 days, and such default may reasonably be expected to be cured on or before the 90th day after such Loan Party or such Subsidiary obtains knowledge or notice thereof, and if and so long as such Loan Party or such Subsidiary is diligently and continuously prosecuting such cure, then such default shall not be an Event of Default unless such Loan Party or such Subsidiary fails to cure such default before the 90th day after any Loan Party or any of its Subsidiaries obtains knowledge or notice thereof, as the case may be; or

8.6      INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                 (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of BHR, Borrowers or any of their Subsidiaries in an involuntary case under the Bankruptcy Code or under any other Insolvency Laws which decree or order is not stayed; or any other similar relief shall be granted under any applicable Insolvency Laws; or

                 (ii) an involuntary case shall be commenced against BHR, Borrowers or any of their Subsidiaries under the Bankruptcy Code or under any other Insolvency Laws; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over BHR, Borrowers or any of their Subsidiaries, or over all or a substantial part of their property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of BHR, Borrowers or any of their Subsidiaries for all or a substantial part of their property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of BHR, Borrowers or any of their Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7      VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                 (i) BHR, Borrowers or any of their Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other Insolvency Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of their property; or BHR, Borrowers or any of their Subsidiaries shall make any assignment for the benefit of creditors; or

                 (ii) Borrowers or any of their Subsidiaries shall be unable, or shall fail generally, or shall admit in writing their inability, to pay its debts as such debts become due; or the Board of Directors of BHR, Borrowers or any of their Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8      JUDGMENTS AND ATTACHMENTS.

                 Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $150,000 or
(ii) in the aggregate at any time an amount in excess of $500,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against BHR, Borrowers or any of their Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9      DISSOLUTION.

                 Any order, judgment or decree shall be entered against BHR, Borrowers or any of their Subsidiaries decreeing the dissolution or split up of BHR, Borrowers or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10     EMPLOYEE BENEFIT PLANS.

                 There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of BHR or any of its ERISA Affiliates in excess of $1,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000; or

8.11     CHANGE IN CONTROL.

                 There shall have occurred a Change of Control; or

8.12     INVALIDITY OF ANY GUARANTY.

                 Any Guaranty for any reason, other than the satisfaction in full of all Obligations, ceases to be in full force and effect (other than in accordance with its terms) or is declared to be null and void, or any Loan Party denies that it has any further liability, including without limitation with respect to future advances by Lenders, under any Loan Document to which it is a party, or gives notice to such effect; or

8.13     FAILURE OF SECURITY.

                 Any Collateral Document shall, at any time, cease to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms thereof) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or Administrative Agent shall not have or cease to have a valid and perfected first priority security interest in the Collateral, subject to Permitted Liens:

                 THEN (i) upon the occurrence of any Event of Default described in Sections 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Standby Letters of Credit then outstanding (whether or not any beneficiary under any such Standby Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Standby Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrowers, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Standby Letter of Credit and the right of any Lender to issue any Standby Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of the Requisite Lenders, by written notice to Borrowers, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Standby Letter of Credit and the right of any Lender to issue any Standby Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under Section 3.3C(i).

                 Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

                 Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Borrowers shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.6, then the Requisite Lenders, by written notice to Borrowers, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of the Requisite Lenders and are not intended to benefit Borrowers and do not grant Borrowers the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 9.  ADMINISTRATIVE AGENT

9.1      APPOINTMENT.

         A. APPOINTMENT OF THE AGENT. Bankers Trust Company is hereby appointed the Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. The Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.

The provisions of this Section 9 are solely for the benefit of the Administrative Agent and Lenders and neither BHR nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for BHR or any of its Subsidiaries.

         B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Administrative Agent appoint an additional individual or institutions as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

                 In the event that the Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of Sections 10.2 and 10.3 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

                 Should any instrument in writing from any Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the applicable Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Collateral Agent.

9.2      POWERS AND DUTIES; GENERAL IMMUNITY.

         A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof,together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

         B. NO RESPONSIBILITY FOR CERTAIN MATTERS. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of BHR or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of BHR, the Subsidiaries of BHR or any other Person liable for the payment of any Obligations or for the perfection of any security interest, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

         C. EXCULPATORY PROVISIONS. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the Administrative Agent's gross negligence or willful misconduct. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing,
(i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for BHR and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.6).

         D. AGENT ENTITLED TO ACT IN OTHER CAPACITIES. Each Lender hereby acknowledges that an Affiliate of Bankers Trust Company has acted, and may in the future act, as an underwriter of debt or equity Securities issued by BHR, its Subsidiaries and its Affiliates, and Bankers Trust Company or its Affiliates have acted, and may in the future act, as financial advisers to BHR, its Subsidiaries and its Affiliates.

                 The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender or an Issuing Lender hereunder. With respect to its participation in the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with BHR or any of its Affiliates as if it were not performing duties specified herein, and may accept fees and other consideration from BHR and its Subsidiaries for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

         A. INDEPENDENT CREDIT ANALYSIS. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of BHR and its

Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of BHR and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, (i) to make any such investigation or any such appraisal on behalf of the Lenders or (ii) except as provided in Section 9.3B below, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to any Lender.

         B. DELIVERY OF CERTAIN DOCUMENTS. The Administrative Agent shall deliver to the Lenders, reasonably promptly after receipt from the Borrowers,
(i) any request for extension of the Revolving Loan Commitment Termination Date delivered pursuant to Section 2.1F and (ii) the financial statements, certificates and other items delivered pursuant to Sections 6.1(i), (ii),
(iii), (iv), (v), (vi), (vii) and (xiv). In addition, reasonably promptly after the effectiveness of any written amendment, waiver or consent in accordance with the provisions of Section 10.6A, the Administrative Agent shall deliver a copy of such amendment, waiver or consent to BHR and each Lender. Upon the request of any Lender, the Administrative Agent shall deliver, reasonably promptly after receipt from the Borrowers, any item required to be delivered to the Administrative Agent pursuant to the Credit Agreement.

9.4      RIGHT TO INDEMNITY.

         Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent to the extent that the Administrative Agent shall not have been reimbursed by the Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any fees payable pursuant to Section 2.3B or any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5      SUCCESSOR AGENT.

         The Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and BHR and may be removed by the Requisite Lenders for the Administrative Agent's bad faith, recklessness, gross negligence or willful misconduct. Upon any such notice of resignation or removal, the Requisite Lenders shall have the right, upon five Business Days' notice to BHR, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as the Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

9.6      COLLATERAL DOCUMENTS AND GUARANTY.

         Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of the Lenders under the Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Guaranty; provided that the Administrative Agent shall not (i) enter into or consent to any written amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Guaranty, or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of the Requisite Lenders (or, if required pursuant to Section 10.6, all Lenders); provided further, however, that, without further written consent or authorization from the Lenders, the Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or that is otherwise required to be released pursuant to this Agreement or to which the Requisite Lenders have otherwise consented or (b) release any Subsidiary of BHR from the Guaranty if all of the capital stock of such Subsidiary is sold to any Person (other than an Affiliate of BHR) pursuant to a sale or other disposition permitted hereunder or to which the Requisite Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Guaranty, it being understood and agreed that all rights and remedies under the Collateral Documents and the Guaranty may be exercised solely by the Administrative Agent for the benefit of the Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or the Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

9.7      PAYEE OF NOTE TREATED AS OWNER.

         The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor.


SECTION 10.  MISCELLANEOUS

10.1     ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

         A. GENERAL. Subject to Section 10.1B, each Lender shall have the right at any time with the consent of Borrowers, such consent not to be unreasonably withheld or delayed, and such consent to be deemed given during the continuation of any Event of Default, to sell, assign or transfer to any Eligible Assignee (provided that such Eligible Assignee complies with the requirements of Section 2.7B(iii) as of the date it becomes a Lender hereunder, to the extent applicable) and, beginning one year after the Closing Date, to grant a participation in all or any part of its Commitments, any Loan or Loans made by it, its Standby Letters of Credit or any other interest herein or in any other Obligations owed to it; provided,however that for one year following the Closing Date no Lender may grant any participation in its Commitments, any Loan or Loans made by it, its Standby Letters of Credit or in any other interest herein or in any other Obligations owed to it; provided further that no such sale, assignment, transfer or participation shall, without the consent of Borrowers, require Borrowers to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in Section 10.1B(ii); and provided, further that no such sale, assignment, transfer or participation of any Standby Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment, Standby Letter of Credit Commitment, and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this Section 10.1, no Lender shall, as between Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

         B.      ASSIGNMENTS.

                 (i) Amounts and Terms of Assignments. Each Commitment, Loan, Standby Letter of Credit or participation therein, or other Obligation may be assigned (subject to Section 10.1) in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Standby Letters of Credit and participations therein, and other Obligations of the assigning Lender) to any Eligible Assignee with the consent of Administrative Agent. To the extent of any such assignment, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Standby Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $2,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.7B(iii)(a); provided, however that in the case of an assignment to another Lender, or to an Affiliate of the assigning Lender or another Lender, the processing and recordation fee required under this Section 10.1B(i) shall be $500. Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement, subject to Section 10.9B (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Standby Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Standby Letters of Credit until the cancellation or expiration of such Standby Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of the Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments, of the assignee and/or the assigning Lender.

                 (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in Section 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to Section 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent and Borrowers have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to Section 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrowers. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this Section 10.1B(ii).

         C. PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Borrowers hereunder (including without limitation amounts payable to such Lender pursuant to Sections 2.6D,
2.7 and 3.6) shall be determined as if such Lender had not sold such participation. Borrowers and each Lender hereby acknowledges and agrees that, solely for purposes of Sections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of Borrowers to the participant and (b) the participant shall be considered to be a "Lender".

         D. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this
Section 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

         E. INFORMATION. Each Lender may furnish any information concerning BHR, Borrowers and their Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to Section 10.19.

10.2     EXPENSES.

                 Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Borrowers (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder) and of Borrowers' performance of and compliance with all agreements and conditions on their part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrowers; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to the Loan Documents, including without limitation costs of conducting record searches, examining Collateral, opening bank accounts and lockboxes, depositing checks, receiving and transferring funds (including charges for checks for which there are insufficient funds), and fees and taxes in connection with the filing of financing statements, costs of preparing and recording Loan Documents, fees and expenses of counsel for providing such opinions as Administrative Agent or Requisite Lenders may reasonably request, and fees and expenses of legal counsel to Administrative Agent; (v) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (vi) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

10.3     INDEMNITY.

         A. INDEMNITY. In addition to the payment of expenses as required by Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to defend, indemnify and hold harmless the Administrative Agent and Lenders and their respective Affiliates and Persons deemed to be "controlling persons" thereof within the meaning of the Securities Act or the Exchange Act and the respective directors, officers, employees, agents, attorneys and representatives of the foregoing (collectively, "INDEMNIFIED PERSONS" and individually, an "INDEMNIFIED PERSON"), to the full extent lawful, from and against any and all losses, claims, damages, liabilities, costs and expenses or other obligations of any kind or nature whatsoever incurred by each such Indemnified Person (including fees, charges and disbursements of outside counsel and the allocated costs and expenses of internal counsel for such Indemnified Person) which are related to, arise out of or result from (i) any untrue statements or alleged untrue statements or omissions or alleged omissions to state a material fact necessary to make statements, in light of the circumstances in which they were made, not misleading, in each case made or, to the extent contemplated by the Loan Documents, to be made, by or on behalf of any Loan Party or any of its Affiliates, (a) in the representations and warranties of the Loan Parties contained in the Loan Documents, (b) in or pursuant to the Loan Documents or any related documents or (c) otherwise in connection with the Loan Documents or the related documents, (ii) information provided by or on behalf of any Loan Party or any of their Affiliates for use in connection with any syndication, assignment or participation of any portion of the Commitments, the Loans, the Notes, the other Loan Documents or the Obligations, or in connection with any Loan Document or any transactions contemplated hereby or thereby, (iii) the transactions contemplated by the Loan Documents (including the Lenders' agreements to make the Loans or the use or intended use of the proceeds thereof) or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty), (iv) any actions taken or omitted to be taken by an Indemnified Person with the consent of any Borrower or in conformity with the instructions of any Borrower, or (v) any other transactions contemplated by the Loan Documents or any related documents, and the Borrowers will reimburse each Indemnified Person for all reasonable costs and expenses (including fees, charges and disbursements of outside counsel and the allocated costs and expenses of internal counsel for such Indemnified Person) as they are incurred, in connection with investigating, preparing for, or defending any formal or informal claim, action, suit, investigation, inquiry or other proceeding, whether or not in connection with pending or threatening litigation, caused by or arising out of or in connection with the foregoing, whether or not such Indemnified Person is named as a party thereto and whether or not any liability results therefrom. No Borrower shall, however, be responsible for any losses, claims, damages, liabilities, costs or expenses or other obligations pursuant to clauses (iii), (iv) or (v) of the preceding sentence which have resulted primarily from the bad faith, recklessness or willful misconduct of such Indemnified Person as determined by a final judgment of a court of competent jurisdiction. Neither the Administrative Agent nor any other Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any of the Loan Parties and their respective Affiliates or any director, officer, employee, agent or representative of any of the foregoing, or any other person, for or in connection with the foregoing, or otherwise arising out of or in any way relating to the matters contemplated by the Loan Documents or any commitment to lend except for such liability for losses, claims, damages, liabilities, costs or expenses of any Indemnified Person pursuant to clauses (iii), (iv) or (v) of the preceding sentence to the extent they are determined to have resulted primarily from the bad faith, recklessness or willful misconduct of such Indemnified Person as determined by a final judgment of a court of competent jurisdiction and in no event shall the Administrative Agent or any other Indemnified Person be responsible for or liable to any of the Loan Parties or any of their respective Affiliates or any other Person for consequential, punitive or exemplary damages. Each Borrower further agrees that the Loan Parties shall not, nor shall they permit their respective Subsidiaries to, without the prior written consent of the Administrative Agent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit, investigation, inquiry or other proceeding in respect of which indemnification is actually sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Administrative Agent and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit, investigation, inquiry or other proceeding.

         B. PROCEDURE. If any action, suit, investigation, inquiry or other proceeding is commenced, as to which an Indemnified Person proposes to demand indemnification hereunder, such Indemnified Person shall notify Borrowers with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify Borrowers shall not relieve the Borrowers or any of their respective Affiliates from their obligations hereunder, if any, (except to the extent that the Borrowers or such Affiliate are prejudiced by
such failure to so promptly notify).   Borrowers shall be entitled to assume
the defense of any such action, suit, investigation, inquiry or other proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all reasonable fees and expenses incurred in connection therewith. The Indemnified Person shall have the right to employ separate counsel in any such action, suit, investigation, inquiry or other proceeding, or to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless (i) a Borrower has agreed to pay such fees and expenses, (ii) a Borrower shall have failed promptly upon written demand therefor to assume the defense of such action, suit, investigation, inquiry or other proceeding, and employ counsel reasonably satisfactory to the Indemnified Person in connection therewith or
(iii) such Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between a Borrower and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to a Borrower, in which case, if such Indemnified Person notifies Borrowers in writing that it elects to employ separate counsel at the expense of the Borrowers, Borrowers shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Person; provided, however, that Borrowers shall not, in connection with any one such action, suit, investigation, inquiry or other proceeding or separate but substantially similar or related actions, suits, investigations, inquiries or other proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Persons (in addition to local counsel), which firm shall be designated in writing by the Administrative Agent.

         C. CONTRIBUTION. In order to provide for just and equitable contribution with respect to matters subject to Section 10.3A, if a claim for indemnification is made pursuant to these provisions but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason (except, with respect to indemnification sought solely pursuant to Section 10.3A, for the reasons specified in the second sentence of Section 10.3A), even though the express provisions hereof provide for indemnification in such case, or is insufficient to hold an Indemnified Party harmless, then the Borrowers, on the one hand, and the Administrative Agent or the Lenders, on the other hand, shall contribute to such loss, claim, damage, liability, cost or expense for which such indemnification or reimbursement is held unavailable or is insufficient in such proportion as is appropriate to reflect the relative benefits to the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent or Lenders, on the other hand, in connection with the transactions described in the Loan Documents, as well as any other equitable considerations. The parties agree that for the purpose of this Section 10.3C, the relative benefits to the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and Lenders, on the other hand, shall be deemed to be in the same proportion as the proceeds received or to be received by the Loan Parties from the Loan Documents bears to the fees paid or to be paid to the Administrative Agent and Lenders under the Loan Documents. Notwithstanding the foregoing, the Administrative Agent and Lenders shall not be required to contribute under this Section 10.3C any amount in excess of the amount of fees actually received by the Administrative Agent and Lenders, respectively, in respect of the Loan Documents. The Borrowers, Administrative Agent and the Lenders agree that it would not be just and equitable if contribution pursuant to this Section 10.3C were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this Section 10.3C.

         D. NO LIMITATION. The foregoing rights to indemnity and contribution shall be in addition to any rights that any Indemnified Person and any Loan Party may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the transactions contemplated by the Loan Documents. In no event shall the Administrative Agent or the Lenders be responsible or liable to any person for consequential, punitive or exemplary damages which may be alleged as a result of the Loan Documents or any transaction contemplated thereby.

         E. INDEPENDENCE OF INDEMNITY; NO ENLARGEMENT. Each Borrower acknowledges and agrees that the provisions of this Section 10.3 are separate from and in addition to the provisions contained in the Environmental Indemnity. The provisions of this Section 10.3 shall not enlarge or vary the obligations of the Borrowers under Sections 2.6D and 2.7.

10.4     SET-OFF; SECURITY INTEREST IN DEPOSIT ACCOUNTS.

                 In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and after consultation with Administrative Agent each Lender is hereby authorized by Borrowers at any time or from time to time, without prior notice to Borrowers or to any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Borrowers against and on account of the obligations and liabilities of Borrowers to that Lender under this Agreement, the Standby Letters of Credit and participations therein and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Standby Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Standby Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Borrowers hereby further grant to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

10.5     RATABLE SHARING.

                 AMOUNTS OWED BY BORROWERS. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or under any other Insolvency Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender from Borrowers hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE FROM BORROWERS" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due From Borrowers to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due From Borrowers to the other Lenders so that all such recoveries of Aggregate Amounts Due From Borrowers shall be shared by all Lenders in proportion to the Aggregate Amounts Due From Borrowers to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrowers or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrowers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6     AMENDMENTS AND WAIVERS.

         A. AMENDMENTS; WAIVERS. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that (i) no such amendment, modification, termination, waiver or consent shall be effective without the written concurrence of all Lenders if such amendment, modification, termination, waiver or consent (1) increases the amount of any of the Commitments or reduces the principal amount of any of the Loans; (2) changes in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders"; (3) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of a specified percentage of Lenders; (4) postpones the scheduled final maturity date of any of the Loans; (5) postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.2E) or the amount of any fees payable hereunder; (6) increases the maximum duration of Interest Periods permitted hereunder; (7) releases any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral; (8) releases BHR or its Subsidiaries from its obligations under the Loan Documents, in each case other than in accordance with the terms of the Loan Documents; (9) changes in any manner the provisions contained in this Section 10.6A; or (10) postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of the Loans, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note; and (iii) no amendment, modification, termination or waiver of any provision of Section 10 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Borrower, on such Borrower.

         If the Administrative Agent notifies any Lender that one or more requirements set forth in Section 4.2 will not be satisfied, or that performance of all or any part of such requirement will be deferred, and, subsequent to such notification, such Lender delivers (or continues to authorize delivery of) its signature page hereto, then such Lender shall be deemed to have waived (subject to any conditions set forth in the applicable notice) such requirement as a condition precedent to the effectiveness of the Commitments.

         B. DEEMED CONSENT. If the Administrative Agent delivers a written request for the Lenders' approval or a proposed amendment or modification to, or waiver of, this Agreement, each Lender shall, within 12 Business Days of receiving such request for approval or proposed amendment, modification or waiver, give Administrative Agent written notice that either
(i) it grants its consent or approves such amendment, modification or waiver or
(ii) it does not grant its consent or does not approve such amendment, modification or waiver; provided that if any Lender does not respond within such 12 Business Days, such Lender shall be deemed to have granted its consent or approved such amendment, modification or waiver.

10.7     INDEPENDENCE OF COVENANTS.

                 All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8     NOTICES.

                 Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail, return receipt requested, or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid, return receipt requested, and properly addressed; provided that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Borrowers and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent, a copy of which will be delivered by the Administrative Agent to BHR.

10.9     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Standby Letters of Credit hereunder.

         B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in Sections 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 9.2C, 9.4, 10.5, and 10.19 shall survive the payment of the Loans, the cancellation or expiration of the Standby Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10    FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

                 No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11    MARSHALLING; PAYMENTS SET ASIDE.

                 Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrowers or any other party or against or in payment of any or all of the Obligations. To the extent that Borrowers make a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12    SEVERABILITY.

                 In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13    OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

                 The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14    HEADINGS.

                 Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15    APPLICABLE LAW.

                 THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

10.16    SUCCESSORS AND ASSIGNS.

                 This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the permitted successors and permitted assigns of Lenders (it being understood that Lenders' rights of assignment are subject to Section 10.1). None of Borrowers' rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrowers without the prior written consent of all Lenders.

10.17    CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

                 ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWERS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION. Borrowers hereby agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Borrowers at their address provided in Section 10.8, such service being hereby acknowledged by Borrowers to be sufficient, to the full extent permitted by applicable law, for personal jurisdiction in any action against Borrowers in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against Borrowers in the courts of any other jurisdiction.

10.18    WAIVER OF JURY TRIAL.

                 EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19    CONFIDENTIALITY.

                 Each Lender and the Administrative Agent, severally and not jointly, agrees to exercise commercially reasonable efforts to keep any non-public information delivered or made available to such Lender or the Administrative Agent pursuant to the Loan Documents, which any Loan Party or its authorized representative has identified as confidential information, confidential from any Person other than Persons employed by or retained by such Lender or the Administrative Agent or their respective Affiliates who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans or Obligations hereunder and, financial transactions other extensions of credit to BHR or one of its Subsidiaries; provided that nothing herein shall prevent any Lender or the Administrative Agent from disclosing such information to any bona fide prospective Eligible Assignee, transferee or direct or indirect contractual counterparty in swap agreements related to, or in which payments are calculated (in whole or in part) with respect to, the Obligations that has agreed to be bound by the provisions of this Section 10.19 in connection with a swap agreement related, or in which payments are calculated (in whole or in part) with respect to, to the Obligations or the contemplated assignment or transfer of any Commitments, Loans or other extensions of credit or Obligations hereunder or participation therein or as required or requested by any governmental authority or representative thereof or pursuant to legal process or in connection with the exercise of any remedy under the Loan Documents; provided further, that in no event shall any swap counterparty that receives any information pursuant to this Section 10.19 be a Person who, either directly or through one or more Affiliates, owns or operates hotels or motels as one of its principal business activities.

10.20    COUNTERPARTS; EFFECTIVENESS.

                 This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrowers and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.



                  [Remainder of page intentionally left blank]

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.



                                         BRISTOL HOTEL MANAGEMENT
                                           CORPORATION
                                         BRISTOL MANAGEMENT, L.P.
                                         BHMC GENPAR, L.L.C.
                                         BHMC LIMPAR, L.L.C.
                                         BRISTOL HOTEL TENANT COMPANY
                                         BRISTOL HOSPITALITY TENANT COMPANY
                                         BRISTOL LODGING TENANT COMPANY
                                         BRISTOL SALT LAKE TENANT COMPANY
                                         as Borrowers


                                         By:
                                            -------------------------------
                                         Edward J. Nolan
                                         Vice President


                                         Notice Address:

                                         14295 Midway Road
                                         Dallas, Texas  75244
                                         Attention: Legal Department





                                        S-1                   (Credit Agreement)

                                         LENDERS:

                                         BANKERS TRUST COMPANY,
                                         as a Lender and as Arranging Agent
                                         and Administrative Agent



                                         By:
                                            ---------------------------------
                                            Garrett W. Thelander
                                            Vice President


                                         Notice Address:

                                         Bankers Trust Company
                                         130 Liberty Street
                                         New York, NY  10017
                                         Attention: Garrett W. Thelander





                                        S-2                   (Credit Agreement)

                                         CREDIT LYONNAIS NEW YORK BRANCH,
                                         as a Lender



                                         By:
                                            ---------------------------------
                                            Mary P. Daly
                                            Vice President


                                         Notice Address:

                                         1301 Avenue of the Americas
                                         18th Floor
                                         New York, New York  10019
                                         Attention: Mary P. Daly





                                        S-3                   (Credit Agreement)

                                         SOCIETE GENERALE, SOUTHWEST AGENCY,
                                         as a Lender



                                         By:
                                            ---------------------------------
                                            Thomas K. Day
                                            Director


                                         Notice Address:

                                         2001 Ross Avenue
                                         Suite 4900
                                         Dallas, Texas  75201
                                         Attention:  Thomas K. Day





                                        S-4                  (Credit Agreement)

                                         NATIONSBANK, N.A.
                                         as a Lender



                                         By:
                                            ---------------------------------
                                            Name:
                                            Title:


                                         Notice Address:

                                         901 Main Street
                                         51st Floor
                                         Dallas, Texas  75202
                                         Attention:  David Howard





                                        S-5                   (Credit Agreement)

                                         BRISTOL HOTELS & RESORTS,
                                         as Guarantor



                                         By:
                                            ---------------------------------
                                            Edward J. Nolan
                                            Vice President


                                         Notice Address:

                                         14295 Midway Road
                                         Dallas, Texas  75244
                                         Attention: Legal Department





                                        S-6                   (Credit Agreement)